Exhibit 10.1

ASSET PURCHASE AND SALE AGREEMENT

dated as of  January  28 , 2015

between

HENKEL CORPORATION, as the Seller

and

CHASE CORPORATION, as the Buyer

i

5.3	No Conflicts or Violations; No Consents or Approvals Required	27
5.4	Brokers and Finders	27
5.5	Due Diligence Investigation	28
5.6	Financial Wherewithal	28

ARTICLE 6 COVENANTS		28
6.1	Covenants of the Seller	28
6.2	Covenants of the Buyer	30

ARTICLE 7 CONDITIONS TO CLOSING		31
7.1	Conditions to the Buyer’s Obligation to Close	31
7.2	Conditions to the Seller’s Obligation to Close	32

ARTICLE 8 EMPLOYEES		33
8.1	Employment	33
8.2	Employee Benefits for Transferred Employees	34
8.3	Severance	35
8.4	Bonus Plans; Accrued Vacation	36
8.5	COBRA	36
8.6	No Third-Party Beneficiaries	36

ARTICLE 9 INDEMNIFICATION		36
9.1	Indemnification by the Seller	36
9.2	Indemnification by the Buyer	37
9.3	Mitigation	37
9.4	Notice of Claim; No Punitive or Remote Damages	37
9.5	Limitations on Indemnification	39
9.6	Tax Treatment of Indemnification Payments	40
9.7	Exclusive Remedy	40
9.8	Treatment of Materiality	40

ARTICLE 10 ADDITIONAL AGREEMENTS		40
10.1	Covenant Not to Compete; Non-Solicitation	40
10.2	Use of Excluded Trademarks After the Closing	43
10.3	Confidentiality	44
10.4	Access to Records	45
10.5	Litigation Support	46
10.6	Wrong Pockets; Referrals; Administration of Receivables	46
10.7	Public Announcements	47
10.8	Termination of Insurance	47
10.9	Further Assurances	47

ARTICLE 11 MISCELLANEOUS		47
11.1	Expenses	47
11.2	Bulk Transfer Laws	48
11.3	Notices	48
11.4	Entire Agreement	49

11.5	Termination	49
11.6	Effect of Termination	49
11.7	Amendment; Waiver	50
11.8	Binding Effect; Third Party Rights	50
11.9	Severability	50
11.10	Assignment	50
11.11	Affiliates; Common Controlled Affiliate; Persons	51
11.12	Governing Law and Jurisdiction	51
11.13	Interpretation	51
11.14	Counterparts; Facsimile Signature	52

ATTACHMENTS

Schedules

Schedule A	Polyurethane Intermediates

Schedule 1.1(a)(i)	Transferred Equipment

Schedule 1.1(a)(iv)	Transferred Contracts

Schedule 1.1(a)(v)	Transferred Trademark

Schedule 1.1(a)(vi)	Transferred Patent and Transferred Know-How

Schedule 1.2(v)	Excluded Assets

Schedule 2.3	Allocation of Purchase Price

Schedule 4	Disclosure Letter

Schedule 7.1(e)	Customer Contacts

Schedule 7.1(g)	Required Consents

Schedule 8.1(a)	Inactive Employees

Schedule 11.13(g)	Knowledge Individuals

Exhibits

Exhibit A	Form of License Agreement

Exhibit B	Form of Polyurethane Supply Agreement

Exhibit B-1	Form of Polyurethane Services Agreement

Exhibit C	Form of Lease Agreement

Exhibit D	Form of Bill of Sale and Assignment and Assumption Agreement

Exhibit E	Form of Microspheres Supply Agreement

Exhibit E-1	Form of Microspheres Services Agreement

Exhibit F	Form of Trademark Assignment

Exhibit G	Form of Domain Name Assignment

Exhibit H	Form of Patent Assignment

Exhibit I	Retained Resale Rights

Exhibit J	Escrow Agreement

Exhibit K	Consent to Employee Transfer

v

INDEX TO DEFINED TERMS

Page

1W/Y Severance Amount	36
Affiliate	52
Agreement	1
Ancillary Documents	14
Assumed Liabilities	6
Bill of Sale, Assignment and Assumption Agreement	13
Business Day	10
Business Product Lines	1
Buyer	1
Buyer Indemnitees	37
Buyer Welfare Benefit Plans	35
Closing	13
Closing Date	13
Closing Date Inventory	11
Closing Date Inventory Statement	11
Closing Date Payment	10
Code	12
Common Controlled Affiliate	52
Competing Business	42
Confidential Information	45
Consent to Employee Transfer	14
Contamination	22
Contracts	2
Disclosed	14
Disclosure Letter	14
Domain Name Assignment	14
Effective Time	13
Employees	23
Environmental and Safety Laws	22
Environmental Permits	20
ERISA	24
ERISA Affiliate	24
Escrow Agreement	14
Excluded Assets	4
Excluded Trademarks	5
Hazardous Substances	22
Henkel CAS	11
Inactive Employees	34
Independent Auditor	11
Intermediates	1
Law or Laws	19
Lease Agreement	13
License Agreement	3

Licensed Know-How	3
Lien	15
Losses	37
Material Adverse Effect	18
Microspheres Product Line	1
Microspheres Products	1
Microspheres Supply and Services Agreements	3
Multiemployer Plan	24
Notice of Objection	11
Patent Assignment	14
Permitted Liens	16
Person	52
Plan	24
Polyurethane Intermediate Line	1
Polyurethane Intermediates	1
Polyurethane Supply and Services Agreements	3
Products	1
Pro-Forma Financial Statements	16
Purchase Price	10
Registered Intellectual Property	25
Remote Damages	39
Required Contract Consent	8
Restricted Period	41
Retained Liabilities	7
Review Period	11
Seller	1
Seller Group	4
Seller Indemnitees	38
Seller Severance Plan	36
Seller Welfare Benefit Plans	35
Seller’s Savings Plan	35
Specified Representations	40
Target	42
Target Inventory Value	12
Tax or Taxes	5
Tax Returns	12
Trademark Assignment	13
Transferred Assets	2
Transferred Contracts	2
Transferred Domain Name	2
Transferred Employees	34
Transferred Equipment	2
Transferred Inventory	2
Transferred Know-How	3
Transferred Patent	2
Transferred Records	3

Transferred Trademark	2

ASSET PURCHASE AND SALE AGREEMENT

THIS ASSET PURCHASE AND SALE AGREEMENT dated as of January 28, 2015 (this “Agreement”), between HENKEL CORPORATION, a corporation organized under the laws of Delaware having its principal place of business at One Henkel Way, Rocky Hill, CT 06067 (the “Seller”), and CHASE CORPORATION, a corporation organized under the laws of the Commonwealth of Massachusetts having its principal place of business at 295 University Avenue, Westwood, MA 02090 (the “Buyer”).

RECITALS

WHEREAS, the Seller, through a segment of its and its Affiliates’ Adhesives Technologies Business Unit, manufactures, markets and sells its Dualite® brand line of expanded and unexpanded polymeric microspheres (the “Microspheres Products” and such product line the “Microspheres Product Line”);

WHEREAS, the Seller, through a segment of its and its Affiliates’ Adhesives Technologies Business Unit, manufactures, markets and sells the Polyurethane Intermediates.  “Polyurethane Intermediates” means the chemical polyurethane backbones and polyurethane dispersions products listed on Schedule A hereto which have been manufactured by the Seller in the United States and sold as industrial chemical Intermediates to customers throughout the world listed on Schedule A.  “Intermediates” means products sold to third parties who further incorporate such products with other substances into finished goods or otherwise modify the product for use by their end customers.  For the avoidance of doubt, under no circumstances shall the Polyurethane Intermediates include or be deemed to include any formulated finished products for end applications as adhesives, sealants or coatings.  The Polyurethane Intermediate line of business is referred to herein as the “Polyurethane Intermediate Line”. The Microspheres Products and Polyurethane Intermediates are referred to herein collectively as the “Products” and the Microspheres Product Line and Polyurethane Intermediate Line are referred to herein collectively as the “Business Product Lines”; and

WHEREAS, the Seller wishes to sell, as set forth herein, and the Buyer wishes to purchase, as set forth herein, on the Closing Date, certain assets of the Business Product Lines, subject to certain liabilities related thereto, and hire certain employees of the Business Product Lines, all on the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual agreements and covenants hereinafter set forth, and intending to be legally bound hereby, the Seller and the Buyer hereby agree as follows:

ARTICLE 1

TRANSFER OF ASSETS AND ASSUMPTION OF LIABILITIES

1.1                               Transferred Assets; License Rights; Transitional Services

(a)                                 Transferred Assets

At the Closing, the Seller shall sell and the Buyer shall purchase all right, title and interest of the Seller or the applicable member of the Seller Group in and to the following assets, as they exist at the Effective Time, in each case only if, subject to the terms and conditions of this Agreement, related to or used in the Business Product Lines (except as otherwise specifically provided below), but excluding the Excluded Assets (collectively, the “Transferred Assets”):

(i)                                     Equipment, tooling, spare parts, furniture and other tangible property listed on Schedule 1.1(a)(i) utilized in the Microspheres Product Line (the “Transferred Equipment”);

(ii)                                  all inventories of raw material, intermediates and finished Microspheres Products used or held for use exclusively in the Microspheres Product Line (the “Transferred Inventory”);

(iii)                               subject to Section 1.4, all rights against suppliers under warranties covering the Transferred Inventory and related claims, credits, rights of recovery and set-off with respect thereto;

(iv)                              subject to Section 1.4, all rights and benefits, subject to the Assumed Liabilities, of the Seller under the written contracts, commitments, understandings, arrangements, purchase orders and other agreements (“Contracts”) to which the Seller is a party on the date of this Agreement and listed on Schedule 1.1(a)(iv), or to which the Seller becomes a party in the ordinary course of the Business Product Lines and in compliance with Section 6.1(a) between the date of this Agreement and the Closing Date (collectively, the “Transferred Contracts”);

(v)                                 (A) the Dualite trademark registered in the United States and Mexico and set forth on Schedule 1.1(v), and the goodwill associated therewith (the “Transferred Trademark”), together with any common law rights in and to the Dualite trademark anywhere in the world, and (B) the Dualite domain name (the “Transferred Domain Name”);

(vi)                              (A) the registered patent listed on Schedule 1.1(a)(vi) (the “Transferred Patent”), together with all rights to reissues, divisionals, provisionals, continuations and continuations-in-part, re-examinations, renewals, substitutions and extensions thereof, and (B) the formulae, specifications, know-how, manufacturing methods and processes, trade secrets and technical information required or used in the manufacture of the

Microspheres Product Line, which will be listed on Schedule 1.1(a)(vi) and delivered to Buyer under separate, confidential communication at Closing (collectively, the “Transferred Know-How”);

(vii)                           except as provided in Section 1.2(p) and subject to Section 10.4, all books, records and documentation in the possession or control of the Seller relating exclusively to the Transferred Assets or the Business Product Lines, regardless of the medium on which the same are stored or maintained, but excluding any such records that (x) contain proprietary information unrelated to the Business Product Lines (in which case redacted copies shall be made available) or (y) relate to Excluded Assets or Retained Liabilities (collectively, the “Transferred Records”);

(viii)                        the customer and supplier lists used by the Business Product Lines to sell the Products; and

(ix)                              the goodwill of the Business Product Lines, including the exclusive right to represent oneself as the successor to the Business Product Lines.

(b)                                 License Rights

At the Closing, the Seller shall execute and deliver that certain License Agreement between the Buyer and the Seller, in substantially the same form as attached hereto as Exhibit A (the “License Agreement”), which such agreement will grant to the Buyer a license to the Licensed Know-How, as defined in the License Agreement (the “Licensed Know-How”).

(c)                                  Transitional Services

At the Closing, the Seller and the Buyer shall execute and deliver those certain (i) Polyurethane Supply Agreement and Polyurethane Transition Services Agreement, in substantially the same forms as attached hereto as Exhibit B and Exhibit B-1 (the “Polyurethane Supply and Services Agreements”), pursuant to which the Seller will perform certain limited toll manufacturing and related services on behalf of the Buyer with respect to the Polyurethane Intermediate Line following the Closing for the term set forth therein and (ii) Microspheres Supply Agreement and Microspheres Transition Services Agreement, in substantially the same forms as attached hereto as Exhibit E and Exhibit E-1 (the “Microspheres Supply and Services Agreements”), pursuant to which the Buyer will perform certain limited manufacturing services on behalf of the Seller and Seller will provide certain transition services with respect to the Microspheres Business Line following the Closing for the term set forth therein.

1.2                               Excluded Assets

For the avoidance of doubt, and notwithstanding anything to the contrary in Section 1.1, the Seller shall not sell, and the Buyer shall not purchase, acquire or accept from the Seller, ownership of any assets or properties not specifically referred to in Section 1.1, including without limitation any of those assets set forth below (collectively, the “Excluded Assets”):

(a)                                 any interest in real property other than pursuant to the Lease Agreement;

(b)                                 any tangible assets (i) not constituting Transferred Equipment, Transferred Inventory or Transferred Records or (ii) not exclusively related to the Business Product Lines;

(c)                                  cash on hand, cash on deposit in banks and cash equivalents, investments (including without limitation shares in any other Person) and bank accounts (and any cash balances in such accounts);

(d)                                 accounts and notes receivable, deferred charges, chattel paper and any other rights of the Seller to receive payments at the Effective Time, whether or not arising out of the operation of the Business Product Lines;

(e)                                  any rights under Contracts other than Transferred Contracts;

(f)                                   any rights under the Transferred Contracts that do not relate to the Business Product Lines or the Products or that have accrued prior to the Effective Time;

(g)                                 the Licensed Know-How and any other formulae, specifications, know-how, manufacturing methods and processes, trade secrets and technical information used or held for use by the Seller for or in relation to the manufacture of the Products, subject to the license rights granted to the Buyer under the License Agreement;

(h)                                 any patents, patent applications, formulae, specifications, know-how, manufacturing methods and processes, trade secrets and technical information that are associated with or used or held for use in any product line or business of the Seller or any of its Affiliates (collectively, the “Seller Group”) other than the Business Product Lines;

(i)                                    any other assets, including customer and supplier lists, that are associated with or used in any product line or business of the Seller or any other member of the Seller Group other than the Business Product Lines, including without limitation rights to sell microspheres to the customers and for the applications set forth on Exhibit I;

(j)                                    any trademarks, trademark applications, trade names, service marks, service names, logos or designs other than the Transferred Trademarks, including without limitation the following marks:  Aquence, Dorus, EA, Loctite, Macroplast and Technomelt (collectively, the “Excluded Trademarks”);

(k)                                 any universal resource locators or domain names of any member of the Seller Group, other than the Transferred Domain Name;

(l)                                    any rights of the Seller under any employment or employee related agreements;

(m)                             any Contracts or assets related to any employee benefit plan or any written, unwritten, formal or informal plan or agreement involving direct or indirect compensation in which any employees of the Seller or any member of the Seller Group (including the Transferred Employees) participate;

(n)                                 any refunds, claims to refunds or rights to receive refunds from Federal, state, local or foreign taxing authority with respect to any and all taxes, customs, duties and governmental charges of whatever kind or nature, however denominated, including without limitation all income taxes, payroll and employee withholding taxes, unemployment insurance, social security, sales and use taxes, excise taxes, franchise taxes, gross receipts taxes, occupation taxes, real and property taxes, stamp taxes, transfer taxes, workers’ compensation taxes and other obligations of the same or a similar nature, including any interest, penalties or other additions to tax that may become payable in respect thereof, imposed (whether or not imposed by way of withholding) by any such authority (collectively, “Tax” or “Taxes”) relating to or accrued in any period ending prior to the Closing Date;

(o)                                 (i) all books, records and other assets of the Seller or any other member of the Seller Group relating to corporate level activities including, without limitation, those relating to filings with the Internal Revenue Service or other Tax authorities and those relating to accounting and Tax functions, (ii) any corporate minute books, stock ledgers, charter documents, corporate seal and other corporate books and records of the Seller or any other member of the Seller Group, (iii) all books and records relating to any division, business unit or product line of the Seller or any other member of the Seller Group other than the Business Product Lines; and (iv) all documents and analyses prepared by the Seller or any other member of the Seller Group for internal evaluation purposes in connection with this Agreement or the sale of assets and operations of the Business Product Lines;

(p)                                 any insurance policies or rights to refunds or recoveries of Seller or its Affiliates (including policies relating to property, liability, business interruption, health and workers’ compensation), whether or not relating to the Transferred Assets or the Business Product Lines;

(q)                                 any computer hardware, software or other information technology rights or systems or infrastructure owned or operated by any member of the Seller Group or provided by outside contractors other than the Transferred Know How or Transferred Records;

(r)                                  any assets used in the provision to the Business Product Lines of corporate, administrative or other programs and services;

(s)                                   the Seller’s rights under this Agreement and the Ancillary Documents;

(t)                                    financial assurance instruments, including without limitation letters of credit and surety or other bonds, related to permits and licenses of the Business Product

Lines, all of which may be cancelled by the Seller as of the Closing at the Seller’s sole option;

(u)                                 all rights of the Seller to any inventory or other assets related to the Seller’s claims against customers in bankruptcy as of the Closing Date; and

(v)                                 any other assets specifically listed in Schedule 1.2(v).

1.3                               Assumption of Liabilities

On the Closing Date, the Buyer shall assume and thereafter pay, perform and discharge when due and payable or required to be performed or discharged the following (and only the following) liabilities and obligations of the Seller relating to the Business Product Lines and the Transferred Assets (collectively, the “Assumed Liabilities”):

(a)                                 all obligations, liabilities and commitments of the Seller under the Transferred Contracts, excluding any liability, obligation or commitment incurred by the Seller arising from any breach thereof by the Seller prior to the Closing Date or the occurrence of any event prior to the Closing Date which but for the giving of notice or lapse of time or both would constitute a breach or default thereof by the Seller;

(b)                                 all obligations and liabilities arising from the operation of the Business Product Lines or the ownership of the Transferred Assets arising on or after the Closing Date;

(c)                                  all obligations required to be assumed by the Buyer under Article 8 of this Agreement;

(d)                                 all Taxes related to the Business Product Lines arising on or after the Closing Date;

(e)                                  all product liability claims asserted on or after the Closing Date or obligations associated with Product returns made on or after the Closing Date, in each case solely to the extent related to Products manufactured on or after the Closing Date;

(f)                                   warranty claims arising on or after the Closing Date for Products manufactured or sold on or after the Closing Date; and

(g)                                 all obligations regarding payment of customer rebates, discounts, allowances and other similar payments related to sales of Products, but only to the extent such obligations relate to commitments made by Buyer on or after the Closing Date.

Notwithstanding the foregoing, nothing in this Section 1.3 shall limit Buyer’s rights to indemnification from Seller under this Agreement based upon a breach by Seller of its representations, warranties or covenants set forth in this Agreement or any other Transaction Document.

1.4                               Retained Liabilities

Subject to the terms and conditions set forth in this Agreement, and notwithstanding anything in this Agreement to the contrary, the Buyer will not assume or in any way become liable for, and Seller shall retain, and hold Buyer harmless from, and shall indemnify and defend Buyer with respect to, all of the Seller’s and its Affiliates’ debts, liabilities and obligations of any nature whatsoever, whether accrued, absolute or contingent, whether known or unknown, whether due or to become due, including, without limitation, the following (collectively, the “Retained Liabilities”):

(a)                                 any liabilities or obligations of the Seller to its stockholders respecting dividends, distributions to its stockholders in liquidation, redemption of stock or otherwise;

(b)                                 any liabilities or obligations of the Seller incurred on or after the Closing Date or arising out of any transactions occurring on or after the Closing Date, excluding the Assumed Liabilities;

(c)                                  any liabilities or obligations of the Seller for expenses, commissions or fees incident to or arising out of the negotiation, preparation, approval or authorization of this Agreement or the consummation of the transactions contemplated hereby, including, without limitation, fees or commissions to any investment banker, broker, finder, agent, attorney or accountant claiming by, through or under the Seller with respect to the transactions contemplated hereby;

(d)                                 any liabilities or obligations of the Seller arising out of this Agreement;

(e)                                  any liabilities or obligations of the Business Product Lines to Seller or any Affiliates of Seller;

(f)                                   any liabilities and obligations of the Seller to indemnify its officers, directors, employees or agents;

(g)                                 all Taxes related to the Business Product Lines for any period or portion thereof ending prior to the Closing Date;

(h)                                 all product liability claims asserted on or after the Closing Date solely to the extent related to Products manufactured prior to the Closing Date;

(i)                                    all warranty claims arising prior to the Closing Date for Products manufactured or sold prior to the Closing Date;

(j)                                    all liabilities and obligations of the Seller relating to any collective bargaining agreement by and between Seller and any certified collective bargaining unit;

(k)                                 subject to the Buyer’s compliance with the terms of the Lease Agreement, all liabilities and obligations of the Seller arising under or imposed pursuant to Environmental and Safety Laws relating to or resulting from the operation of the

Business Product Lines or the real properties related thereto at any time prior to the Closing Date;

(l)                                    all liabilities and obligations for employee benefits of employees of the Business Product Lines incurred prior to the Closing Date;

(m)                             all liabilities and obligations of the Seller for the trade accounts payable accrued prior to the Closing Date payable with respect to the Business Product Lines;

(n)                                 all other liabilities or obligations of Seller arising out of its conduct of the Business Product Lines prior to the Closing Date, including without limitation, product liabilities; warranty claims, liabilities or obligations related to the infringement by Seller of any intellectual property of another Person; and any liabilities or obligations of Seller related to any lawsuit, cause of action, litigation or legal proceeding with respect to any losses, occurrences or events occurring prior to the Closing Date, whether commenced prior to or after the Closing Date, except for those liabilities or obligations constituting a part of the Assumed Liabilities;

(o)                                 warranty claims arising after the Closing Date for Products manufactured or sold prior to the Closing Date in the Polyurethane Intermediate Line; and

(p)                                 all liabilities and obligations with respect to indebtedness for borrowed money, bank debt and any mortgage on any real property whether currently or previously occupied or used in the Business Product Lines.

1.5                               Assignment and Assumption of Transferred Contracts

(a)                                 Required Consents

If the assignment to the Buyer of the rights and benefits relating to the Business Product Lines under any Transferred Contract or the assumption by the Buyer of the Assumed Liabilities relating to the Business Product Lines under any Transferred Contract would, in the absence of the consent of the other party or parties to such Transferred Contract to such assignment and assumption (such consent being referred to herein as a “Required Contract Consent”), constitute a breach of the terms of such Transferred Contract, then neither this Agreement nor any Ancillary Document shall constitute an agreement to effect such an assignment and assumption unless and until a Required Contract Consent has been obtained.

(b)                                 Consents Not Obtained Prior to the Closing Date

The parties shall cooperate with a view to obtaining Required Contract Consents prior to the Closing Date, and if a Required Contract Consent has not been obtained on or prior to the Closing Date, the Closing shall nevertheless take place and the parties shall cooperate and use commercially reasonable efforts to secure such Required Contract Consent as soon as possible after (but with effect from and after) the Closing Date.  Such efforts shall not require the payment of additional consideration to the other party to any Transferred Contract, provided that the Buyer shall provide financial information, execute agreements of assignment and assumption, and provide such performance guarantees as any third party shall reasonably request in connection therewith. Pending the receipt of such Required Contract Consent:

(i)                                     Except where the exercise of rights relating to the Business Product Lines or the performance and discharge by the Buyer of the Assumed Liabilities under the relevant Transferred Contract as the Seller’s subcontractor or agent or otherwise would, in the absence of a Required Contract Consent, constitute a breach of the terms of such Transferred Contract, the Buyer shall exercise such rights and perform and discharge such Assumed Liabilities to be performed or discharged after the Closing Date as the Seller’s subcontractor or agent or in any other permitted capacity; and

(ii)                                  the Seller shall promptly pay and remit to the Buyer all monies and other consideration (net of any unreimbursed expenses) received by the Seller after the Closing Date pursuant to each such Transferred Contract and that relate to the period from and after the Closing Date.

(c)                                  Where Rights and Obligations Cannot be Exercised or Performed by the Buyer

Where the exercise by the Buyer of rights, or the performance and discharge by the Buyer of the Assumed Liabilities, under any Transferred Contract pursuant to Section 1.5(b) would, in the absence of a Required Contract Consent, constitute a breach of the terms of such Transferred Contract, then pending the receipt of the Required Contract Consent:

(i)                                     the Seller shall continue to perform and discharge the Assumed Liabilities under such Transferred Contract for the Buyer’s account to the extent necessary to avoid any such breach and exercise the rights relating to the Business Product Lines under such Transferred Contract in such manner as the Buyer may reasonably direct or approve;

(ii)                                  the Buyer shall reimburse the Seller for any costs and expenses properly incurred by the Seller in performing its obligations under subsection (i) above, including without limitation the Assumed Liabilities;

(iii)                               the Seller shall hold in trust for the benefit of the Buyer all rights, benefits and claims accruing after the Closing Date in relation to the Business Product Lines under such Transferred Contract; and

(iv)                              the Seller shall promptly pay and remit to the Buyer all monies and other consideration received by the Seller that are payable pursuant to and related to the Business Product Lines under such Transferred Contract (net of any unreimbursed expenses) and that relate to the period from and after the Closing Date.

Notwithstanding the foregoing, if any such Required Contract Consent has not been obtained within one hundred eighty (180) days after the Closing Date, then following written notice from the Seller to the Buyer, the Seller shall be entitled to exercise any right it may have under the terms of such Transferred Contract or otherwise to terminate (or cause to be terminated) such Transferred Contract.  It is expressly agreed by the parties that Required Contract Consents with respect to the assignment and assumption of the Transferred Contracts shall not be a condition to either party’s obligation to proceed with the Closing hereunder.

ARTICLE 2

PURCHASE PRICE AND PAYMENT

2.1                               Purchase Price and Payment

The purchase price for the Transferred Assets is Thirty Two Million Seven Hundred Ten Thousand  U.S. Dollars ($32,710,000) plus the Target Inventory Value (the “Closing Date Payment”), subject to any adjustment required under Section 2.2 (as so adjusted, the “Purchase Price”).  The Closing Date Payment shall be paid by the Buyer on the Closing Date as follows: (a) ten percent (10%) shall be paid by wire transfer to the Escrow Agent to be held in accordance with the Escrow Agreement and (b) the balance shall be paid to the Seller by wire transfer of immediately available funds to an account designated by the Seller in writing not less than three (3) Business Days prior to the Closing Date and allocated for Tax purposes in accordance with Section 2.3.  For purposes of this Agreement, a “Business Day” shall mean a day (other than a Saturday or Sunday) on which banks are generally open for normal business in New York City, New York.

2.2                               Inventory Adjustment

(a)                                 Closing Date Inventory Statement

Not more than three (3) Business Days prior to the Closing Date, the Seller shall conduct (or cause its auditors to conduct) a full physical count of the Transferred Inventory located at the Seller’s Greenville, South Carolina facility (which count the Buyer shall have the right to observe).  Within thirty (30) days following the Closing Date, the Seller shall prepare, or cause its auditors to prepare, and deliver to the Buyer a statement (the “Closing Date Inventory Statement”) of the value of the Transferred Inventory as of the Closing Date based on Seller’s cost basis in the Transferred Inventory and the results of the physical count and the Seller’s good faith estimate of the amount of Transferred Inventory in transit or located at a customer facility, adjusted for sales made after the physical count and prior to Closing (the “Closing Date Inventory”), prepared in accordance with the IFRS/IAS-based Henkel Corporate Accounting Standards (the “Henkel CAS”) (a

copy of the relevant portions of which has been or shall be provided to the Buyer), and a schedule showing in reasonable detail the variance, if any, between the Closing Date Inventory and the Target Inventory Value.

(b)                                 Objections; Resolution of Disputes

The Buyer shall have a period of thirty (30) days after its receipt of the Closing Date Inventory Statement (the “Review Period”) to review the same and to notify the Seller of any objection to the valuation of the Closing Date Inventory set forth therein, which notice shall specify in reasonable detail the basis for the objections set forth therein as well as the Buyer’s calculation of the value of the Closing Date Inventory (a “Notice of Objection”).  During the Review Period, the Buyer and its advisors shall have reasonable post-closing access to the Seller’s and its internal accountants’ workpapers used in connection with the Seller’s preparation of the Closing Date Inventory Statement.  Unless a Notice of Objection is received by the Seller within the Review Period, the valuation as set forth in the Closing Date Inventory Statement shall be final and binding, and the Buyer shall have no further right to make any claim against the Seller in respect of the Transferred Inventory.  If the Buyer provides a Notice of Objection to the Seller during the Review Period, then the parties shall negotiate in good faith in an effort to resolve the Buyer’s objections.  If the parties are unable to resolve all such objections within thirty (30) days after the Seller receives the Buyer’s Notice of Objection, then either party may submit the matters remaining in dispute to the New York office of Grant Thorton LLP (or, if such firm is unwilling or unable to perform such services, to an independent accounting firm of recognized national or regional standing mutually acceptable to the Buyer and the Seller) (the “Independent Auditor”) for resolution.  The resolution of disputed items by the Independent Auditor shall be set forth in a written statement delivered to both parties and shall be conclusive and binding upon the parties.  The fees and expenses of the Independent Auditor shall be paid (i) by the Buyer if the final determination of the value of the Closing Date Inventory by the Independent Auditor is at least 100% of the Seller’s determination of such value or (ii) by the Seller if the final determination of the value of the Closing Date Inventory by the Independent Auditor is less than 100% of the Seller’s determination of such value.  Payment of such fees shall be made within ten (10) days of determination by the Independent Auditor.  The parties acknowledge and agree that KPMG LLP is not independent and the parties will not use KPMG as an Independent Auditor or as an expert or arbitrator in the event of a dispute between the parties under this Agreement.

(c)                                  Inventory Adjustment Payment

As of the date hereof, the parties estimate that the Closing Date Inventory as finally determined in accordance with Section 2.2(b) will be approximately US $615,000 (the “Target Inventory Value”).  If the value of the Closing Date Inventory as finally determined in accordance with Section 2.2(b) is (i) less than $585,000, then the Seller shall pay to the Buyer the amount of such deficiency, or

(ii) in excess of $646,000, then the Buyer shall pay to the Seller the amount of such excess.  All payments under this subsection shall be rounded to the nearest $1,000 and bear simple interest from the Closing Date through the date of payment at the rate of six percent (6%) per annum to (but excluding) the date of payment and shall be made by wire transfer of immediately available funds in US dollars to an account designated by the party or parties to whom such payments are to be made and shall be made within five (5) days after the expiration of the Review Period (or, if later, three (3) days following the date on which all disputes with respect thereto have been resolved in accordance with Section 2.2(b)).

2.3                               Allocation of Purchase Price

The Buyer and the Seller agree to allocate the Purchase Price for all Tax purposes in accordance with Schedule 2.3 and in accordance with Section 1060 of the Internal Revenue Code of 1986, as amended, including the regulations promulgated thereunder (the “Code”).  All returns, reports, information returns or other documents (including any related or supporting information) filed or required to be filed with any governmental body in connection with the determination, assessment, collection or administration of any Taxes (“Tax Returns”), including IRS Form 8594, filed by either party or its Affiliates shall report the Tax consequences of the transactions contemplated hereby in a manner consistent with such Allocation Statement and neither party shall voluntarily take any position inconsistent therewith in connection with any examination of any Tax Return, any refund claim or in any litigation, investigation or other proceeding relating thereto except to reflect costs of sale incurred by the Seller and costs of acquisition incurred by the Buyer.

2.4                               Transfer Taxes

All sales, use, excise, documentary, stamp and other transfer Taxes, if any, arising from the transfer of the Transferred Assets to the Buyer pursuant to this Agreement shall be paid by the Buyer.  The Seller shall, within fifteen (15) Business Days after demand therefor, reimburse the Buyer for fifty percent (50%) of the Transfer Taxes paid by the Buyer.  The Buyer shall provide the Seller with valid exemption certificates (if applicable) for the states in the United States where the Seller holds the Transferred Assets, including the Transferred Inventory.

ARTICLE 3

CLOSING AND CLOSING DELIVERIES

3.1                               Closing

The closing of the transactions contemplated hereby (the “Closing”) shall be held at the Seller’s headquarters at One Henkel Way, Rocky Hill, CT 06067, at 10:00 a.m. on January 30, 2015, or by such other means or at such other location or on such other date and time as the parties may agree in writing.  The date on which the Closing takes place is referred to herein as the “Closing Date”.  The transfers and deliveries at the Closing shall be deemed to have occurred and the Closing shall be deemed to be effective as of 11:59 p.m. (prevailing Eastern Time) on the Closing Date (the “Effective Time”).  Such transfers and deliveries shall be mutually interdependent and regarded as occurring simultaneously, and no such transfer or delivery shall become effective until all the other transfers and deliveries required to be made at or prior to the Closing under this Agreement have also been consummated.

3.2                               Closing Deliveries by the Seller

At the Closing, the Seller shall deliver or cause to be delivered the following documents, duly executed on behalf of the Seller or any relevant Affiliate of the Seller:

(a)                                 the License Agreement;

(b)                                 a Lease Agreement with respect to the Microspheres Product Line in substantially the same form as attached hereto as Exhibit C (the “Lease Agreement”);

(c)                                  a bill of sale and assignment and assumption agreement in substantially the same form as attached hereto as Exhibit D, evidencing the transfer of all right, title and interest of the Seller in and to the Transferred Assets to the Buyer and the assumption by the Buyer of the Assumed Liabilities (the “Bill of Sale, Assignment and Assumption Agreement”);

(d)                                 the Microspheres Supply and Services Agreements;

(e)                                  the Polyurethane Supply and Services Agreements;

(f)                                   an Assignment of the Transferred Trademark in substantially the same form as attached hereto as Exhibit F (the “Trademark Assignment”);

(g)                                 an Assignment of the Transferred Domain Name in substantially the same form as attached hereto as Exhibit G (the “Domain Name Assignment” );

(h)                                 an Assignment of the Transferred Patent in substantially the same form as attached hereto as Exhibit H (the “Patent Assignment”);

(i)                                    the Escrow Agreement in substantially the same form as attached hereto as Exhibit J (the “Escrow Agreement”);

(j)                                    the Consent to Employee Transfer in substantially the same form as attached hereto as Exhibit K (the “Consent to Employee Transfer “); and

(k)                                 any additional assurances, transfers, local agreements, assignments or other instruments, duly executed on behalf of the Seller or any Affiliate of the Seller that are necessary or reasonably required by the Buyer to evidence the sale and transfer of the Transferred Assets to, or the assumption of the Assumed Liabilities by, the Buyer (together with the agreements and instruments referred to in clauses (a) through (i) of this Section 3.2, the “Ancillary Documents”).

The Seller shall deliver or cause to be delivered the Transferred Records to or as directed by the Buyer as promptly as practicable after the Closing Date.

3.3                               Closing Deliveries by the Buyer

At the Closing, the Buyer shall pay or cause to be paid the Closing Date Payment in the manner set forth in Section 2.1 and deliver or cause to be delivered to the Seller each of the Ancillary Documents, duly executed on behalf of the Buyer in the case of each such Ancillary Document which provides for a signature on behalf of the Buyer.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF THE SELLER

Subject to the limitations set forth in Section 4.20, the Seller hereby represents and warrants to the Buyer that the statements made in this Article 4 are true and correct on the date of this Agreement and on and as of the Closing Date, subject to the other terms and conditions of this Agreement and except as disclosed in the disclosure letter delivered by the Seller to the Buyer simultaneously with the execution and delivery of this Agreement (the “Disclosure Letter”) and attached hereto as Schedule 4 or in any document listed or specifically referred to therein that has been provided to the Buyer (“Disclosed”).  Each item Disclosed in the Disclosure Letter shall reference the section in this Agreement to which it relates, provided, however, that any matter Disclosed in the Disclosure Letter whose applicability to another section is readily apparent shall be deemed Disclosed.

4.1                               Organization; Qualification

The Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own its properties and assets and to conduct the Business Product Lines as now conducted.  The Seller is duly qualified to do business as a foreign corporation in all jurisdictions where the conduct of the Business Product Lines or its ownership of Transferred Assets make such qualification necessary, except where the failure to so qualify would not reasonably be expected to have a Material Adverse Effect.

4.2                               Authorization and Validity

The Seller has all requisite corporate power and authority to enter into this Agreement and each of the Ancillary Documents to which it is a party and to carry out its obligations hereunder and thereunder.  The execution and delivery by the Seller of this Agreement and the Ancillary Documents to which the Seller is a party and the performance of its obligations hereunder and thereunder have been duly authorized by all necessary corporate action by the Board of Directors of the Seller, and no other corporate proceeding on the part of the Seller is necessary to authorize such execution, delivery and performance.  This Agreement has been, and as of the Closing Date each Ancillary Document to which the Seller is a party will be, duly executed by the Seller and constitutes, or as of the Closing Date will constitute, the valid and binding obligation of the Seller, enforceable against it in accordance with its terms, except as such enforceability may be limited or affected by applicable bankruptcy, insolvency, moratorium, reorganization or other Laws of general application relating to or affecting creditors’ rights generally.

4.3                               No Conflicts or Violations; No Consents or Approvals Required

(a)                                 The execution, delivery and performance by the Seller of this Agreement and of the Ancillary Documents to which it is a party (i) do not and will not violate or conflict with any provision of the Certificate of Incorporation or By-laws of the Seller, (ii) do not and will not violate any provision of Law or any order, judgment or decree of any court or other governmental or regulatory authority, (iii) assuming any Required Contract Consent has been obtained, do not and will not violate or result in a breach of or constitute (with due notice or lapse of time or both) a default under any Transferred Contract (except, in the case of the matters described in clause (ii), for such violations, breaches and defaults that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect), and (iv) will not result in the creation or imposition of any mortgage, pledge, security interest, encumbrance, lien (statutory or other) or conditional sale agreement (“Lien”) (other than Permitted Liens upon any of the Transferred Assets).

(b)                                 Other than Required Contract Consents, no notice, declaration, report or other filing or registration with, and no waiver, consent, approval or authorization of, any governmental or regulatory authority or any other Person is required to be made or obtained by the Seller in connection with the execution and delivery by the Seller of this Agreement or any Ancillary Document or the consummation by the Seller of the transactions contemplated hereby and thereby.

4.4                               Financial Information

(a)                                 Seller has delivered to Buyer an unaudited, pro-forma consolidated balance sheet of the Business Product Lines as of December 31, 2013 and an unaudited, pro-forma consolidated statement of income and cash flow for the year then ended, and an unaudited, pro-forma consolidated balance sheet of the Business Product Lines as of September 30, 2014, and an unaudited, pro-forma consolidated statement of income and cash flow for the nine-month period then ended, copies of which are attached hereto as Schedule 4.4 (the “Pro-Forma Financial Statements”).  The Pro-Forma Financial Statements have been prepared in accordance with the methodology and assumptions set out in the Disclosure Letter, applied throughout the periods involved, and present fairly, in all material respects, the assets, liabilities and financial condition of the Business Product Lines as of the dates thereof and results of its operations for such periods, subject to the methodology and assumptions set out in the Disclosure Letter.

(b)                                 Seller has no liabilities or obligations relating to the Business Product Lines of a nature or type required to be set forth on the Pro Forma Financial Statements in accordance with the methodology and assumptions set out in the Disclosure Letter, except:

(i)                                     those liabilities and obligations set forth on the Pro Forma Financial Statements and not heretofore paid or discharged;

(ii)                                  those liabilities and obligations arising in the ordinary course of the Business consistent with past practice under any Transferred Contract, Lease or other commitment specifically disclosed in the Disclosure Letter hereto that are included in the Assumed Liabilities; and

(iii)                               those liabilities and obligations incurred in the ordinary course of the Business Product Lines consistent with past practice since September 30, 2014.

4.5                               Title

The Seller has good title in and to the tangible Transferred Assets, free and clear of any Liens other than Permitted Liens.  As used herein, the term “Permitted Liens” means (a) Liens for Taxes not yet due and delinquent or being diligently contested in good faith, (b) Liens arising out of, or in connection with, this Agreement, (c) statutory Liens of carriers, warehousemen, mechanics, materialmen and the like arising in the ordinary course of business, (d) minor defects or Liens that do not materially impact the value of the Transferred Assets taken as a whole, and (e) any Liens set forth in the Disclosure Letter.  The Seller is not a party to any license with respect to, and has not made any sale, pledge or other transfer of, and has not granted any rights or options to purchase or acquire, all or any part of the Transferred Assets (other than Inventory in the ordinary course of business), except as contemplated by this Agreement.

4.6                               Absence of Certain Changes or Events

Except as Disclosed, since September 30, 2014:

(a)                                 The Seller has not sold, leased, transferred or assigned any of the assets of the Business Product Lines, tangible or intangible, other than for a fair consideration in the ordinary course of business;

(b)                                 The Seller has not entered into any contract, lease or license (or series of related contracts, leases, and licenses) relating to the Business Product Lines either involving more than $25,000 or outside the ordinary course of business;

(c)                                  No party (including Seller), has accelerated, terminated, modified or cancelled any contract, lease, agreement or license (or series of related contracts, leases, agreements and licenses) relating to the Business Product Lines involving more than $25,000 to which Seller is a party or by which it is bound;

(d)                                 Seller has not imposed or suffered any Lien upon any of the assets relating to the Business Product Lines, tangible or intangible;

(e)                                  The Seller has not made any capital expenditure (or series of related capital expenditures) relating to the Business Product Lines either involving more than $25,000 or outside the ordinary course of business;

(f)                                   Seller has not made any capital investment in, any loan to, or any acquisition of the securities or assets of, any other Person (or series of related capital investments, loans and acquisitions) relating to the Business Product Lines either involving more than $25,000 or outside the ordinary course of business;

(g)                                 Seller has not issued any note, bond or other debt security or created, incurred, assumed or guaranteed any indebtedness for borrowed money or capitalized lease obligation relating to the Business Product Lines;

(h)                                 The Seller has not cancelled, compromised, waived or released any right or claim (or series of related rights and claims) relating to the Business Product Lines and involving more than $25,000;

(i)                                    The Seller has not experienced any damage, destruction or loss (whether or not covered by insurance) to the property of the Business Product Lines exceeding $25,000 in the aggregate;

(j)                                    Seller has not made any loan to, or entered into any other transaction with, any of its directors, officers, employees or Affiliates relating to the Business Product Lines outside the ordinary course of business;

(k)                                 The Seller has not entered into any employment contract or collective bargaining agreement relating to the Microspheres Product Line, written or oral, or modified the terms of any existing such contract or agreement;

(l)                                    The Seller has not granted any increase in the base compensation of any of the officers, employees or contractors of the Microspheres Product Line;

(m)                             The Seller has not adopted, amended, modified or terminated any bonus, profit-sharing, incentive, severance or other plan, contract or commitment for the benefit of any of the officers or employees of the Microspheres Product Line (or taken any such action with respect to any other employee benefit plan) except for non-material changes made in the ordinary course of business consistent with past practice;

(n)                                 The Seller has not made any other change in employment terms for any of the officers,  employees or contractors of the Microspheres Product Line;

(o)                                 There has not been any other change, occurrence, event, incident, action, failure to act or transaction outside the ordinary course of business involving the Business Product Lines that could reasonably be expected to have a Material Adverse Effect; and

(p)                                 The Seller has not committed to do or perform any of the foregoing.

For purposes of this Agreement, “Material Adverse Effect” means, in the case of the Seller, an event, occurrence, development or circumstance that, individually or in the aggregate, materially and adversely affects the Transferred Assets or the Business Product Lines, considered as a whole, and, in the case of the Buyer, means an event, occurrence, development or circumstance that, individually or in the aggregate, materially and adversely affects the Buyer’s assets or business, considered as a whole; but excluding in both the Buyer and Seller’s case any event, occurrence, development or circumstance that is temporary in nature or that directly or indirectly constitutes, relates to or arises out of any of the following:

(i)                                     any general economic or political events, changes, conditions or effects;

(ii)                                  an adverse change in any industry in which Seller participates through (or with respect to) the Business Product Lines, or in which any of Seller’s customers participate, or any past, existing or prospective general economic, financial, market or regulatory conditions affecting such industries other than an adverse change that disproportionately affects the Business Product Lines as compared to others in such industry;

(iii)                               the public announcement of the transactions contemplated hereby or press release or actions or inactions of employees, customers or vendors); or

(iv)                              any matter or circumstance Disclosed in the Disclosure Letter.

4.7                               Tax Matters

(a)                                 The Seller has timely filed, or prior to the Closing Date will have timely filed (taking into account all relevant extensions of time to file), all Tax Returns that are required to have been filed in connection with or relating to the Business Product Lines, and the Seller has, or will have by the Closing Date (taking into account all relevant extensions of time to pay), paid, accrued or otherwise adequately reserved for the payment of all Taxes required to be paid in respect of the Business Product Lines for the periods covered by such Tax Returns, other than transfer and similar Taxes for which the Buyer is liable under Section 2.4 and any such Taxes being contested in good faith by the Seller, and the Seller has or will have by the Closing Date adequately reserved for the payment of all Taxes with respect to the Business Product Lines for periods ended on or before the Closing Date for which Tax Returns have not yet been filed.

(b)                                 There are no Liens for Taxes (other than for current Taxes not yet due and payable) on any of the Transferred Assets.

4.8                               Contracts

(a)                                 The Disclosure Letter sets forth a list of the Transferred Contracts.

(b)                                 Except as Disclosed, no other party to any of the Transferred Contracts has notified the Seller in writing that such other party considers the Seller to be in breach or default thereunder, and to the knowledge of the Seller no other party to any of the Transferred Contracts is in breach or default thereunder, except in either case where such breach or default would not reasonably be expected to have a Material Adverse Effect.  The Seller has delivered or made available to the Buyer complete and correct copies of all written Transferred Contracts in effect on the date of this Agreement.

(c)                                  Except as Disclosed, none of the Transferred Contracts limits or restrains the Seller’s right to compete with third parties in connection with the development, commercialization, manufacture, marketing, distribution and/or sale of the Products.

4.9                               Compliance with Law and Permits

Except as Disclosed, and specifically excluding all matters pertaining to Environmental and Safety Laws, (a) the Seller is in material compliance with all applicable statutes, laws, rules, regulations, orders, ordinances, judgments and decrees of all governmental and regulatory authorities (collectively, “Law” or “Laws”) in its operation of the Business Product Lines and (b) the Seller currently holds and is in material compliance with all permits required in connection with the operation of the Business Product Lines.  All such permits are in full force and effect and, to the knowledge of the Seller, no suspension or cancellation of any have been threatened.  No such permit will be terminated as a result of the execution of this Agreement or the consummation of the transactions contemplated herein.

4.10                        Environmental and Safety Matters

(a)                                 Except as Disclosed, the Seller has conducted all activities of the Business Product Lines in compliance with, and, to the knowledge of the Seller, all properties owned, leased or operated by the Seller in connection with the Business Product Lines comply with, all Environmental and Safety Laws, except where the failure to do so would not reasonably be expected to have a Material Adverse Effect.

(b)                                 The Disclosure Letter sets forth a true and complete list of the environmental permits currently held by the Seller for the operation of the Business Product Lines (the “Environmental Permits”).  Except as Disclosed, all Environmental Permits are in full force and effect and, to the knowledge of the Seller, are not subject to any appeals or further regulatory review by any governmental authority.  The Seller has not received any written notice that modification, suspension, rescission, relocation or cancellation of any Environmental Permit is pending or threatened, and no Environmental Permit will be cancelled or withdrawn, or otherwise adversely affected by the execution of this Agreement or the consummation of the transactions contemplated hereby.

(c)                                  Except as Disclosed, no Contamination is present or has emanated from or at any property now or previously owned, leased or operated by the Seller in connection with the Business Product Lines which could reasonably be expected to give rise to liability or response obligation on the Seller or the Buyer under any applicable Environmental and Safety Laws that would reasonably be expected to have a Material Adverse Effect.  Except as Disclosed, no property now owned, leased or operated by the Seller in connection with the Business Product Lines is subject to an environmental lien or to any recorded restrictions on use as the result of environmental conditions pertaining to the property.  Except as Disclosed, in the past three (3) years the Seller has not incurred costs or liabilities, and has not received a written order from any governmental authority to investigate, remediate or otherwise respond to a potential environmental threat of Contamination in connection with the Business Product Lines.

(d)                                 The Disclosure Letter sets forth a true and correct list of all sites at or to which any waste generated by or on behalf of the Seller in connection with its operation of the Business Product Lines has been transported, stored, treated or disposed and all arrangements for such disposal.  Except as Disclosed:

(i)                                     none of the sites identified in the Disclosure Letter is the subject of a response action under CERCLA or any similar federal, state or local law imposing liability for remediation;

(ii)                                  the Seller has not, in connection with the Business Product Lines in the past three (3) years, received (A) a written request for information from any governmental authority with respect to any discharge or removal of any Hazardous Substance, or (B) other written notice that it has been identified in any litigation, administrative proceeding or investigation as a responsible party or a potentially responsible party for any liability under any Environmental Law or in connection with any Hazardous Substance.

(iii)                               the Seller has not filed any notice under any Environmental Law in the past three (3) years reporting a release of Hazardous Substances in connection with the Business Product Lines or any property owned, leased or operated by the Business Product Lines; and

(iv)                              the Seller has not, in connection with the Business Product Lines, entered into any negotiations or agreements with any Person relating to any response action or other cleanup or remediation of any Hazardous Substance.

(e)                                  Except as Disclosed, no portion of any property owned, leased or operated by the Seller in connection with the Business Product Lines contains any of the following:

(i)                                     polychlorinated biphenyls or substances containing polychlorinated biphenyls;

(ii)                                  asbestos or materials containing asbestos;

(iii)                               urea formaldehyde foam insulation;

(iv)                              radon gas or the presence of the radioactive decay products of radon in excess of an air concentration of four picocuries/liter; or

(v)                                 tanks presently or formerly used for the storage of any Hazardous Substance or any other liquid or gas above or below ground.

(f)                                   Except as Disclosed, no portion of any property owned, leased or operated by the Seller in connection with the Business Product Lines constitutes any of the following:

(i)                                     a wetland or other “water of the United States” for purposes of Section 404 of the Federal Clean Water Act, or any similar area regulated under any applicable state law;

(ii)                                  a floodplain or other flood hazard area;

(iii)                               a portion of the coastal zone for purposes of the Federal Coastal Zone Management Act; or

(iv)                              any other area development of which is specifically restricted under applicable law by reason of its physical characteristics or prior use.

(g)                                 Except as Disclosed, Seller has not, in connection with the Business Product Lines, either expressly or by operation or law, assumed or undertaken any liability or corrective or response action obligation of any other Person relating to Environmental and Safety Laws.

(h)                                 The Seller has made available to the Buyer all final environmental site assessment reports and related environmental sampling results in the Seller’s possession that apply to property now owned, leased or operated by the Seller in connection with the Business Product Lines.

As used herein, Environmental and Safety Laws means all applicable Laws and the common law that relate to or otherwise impose liability, obligations or standards with respect to human health or safety or the environment, the protection of indoor and ambient air, water (surface or groundwater) or land (including without limitation soil, sediment, and other such terrestrial material) and flora and fauna, including without limitation to the extent applicable, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended (42 U.S.C. §§ 9601 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. §§ 6901 et seq.), the Clean Water Act (33 U.S.C. §§ 1251 et seq.), the Atomic Energy Act (42 U.S.C. § 2201 et seq.), the Toxic Substances Control Act (15 U.S.C. §§ 2601 et seq.), the Occupational Health and Safety Act (29 U.S.C. §§ 651 et seq.), the Clean Air Act (42 U.S.C. §§ 7401 et seq.), the Hazardous Material Transportation Act (49 U.S.C. §§ 1801 et seq.), and similar state and local laws.  “Contamination” means the uncontained presence of Hazardous Substances at any property, or arising from any property, which may require remediation or otherwise give rise to liability under any applicable law.  “Hazardous Substances” means “hazardous substances” or

“pollutants or contaminants” as defined pursuant to CERCLA, “regulated substances” within the meaning of Subtitle I of the Resource Conservation and Liability Act, as amended, hazardous substances as defined under any applicable state or local Environmental and Safety Laws, petroleum or petroleum products, asbestos, polychlorinated biphenyls, and any other toxic, hazardous, or radioactive substance, material, contaminant, irritant, pollutant or waste.

4.11                        Litigation

Except as Disclosed, no claim, action, suit, proceeding or investigation in relation to the Business Product Lines has been brought before any court, tribunal or governmental, administrative or regulatory agency, or before any arbitrator since January 1, 2010 nor, to the knowledge of the Seller, has any such action been threatened.  To the knowledge of the Seller, no Person seeks to restrain, enjoin or otherwise prevent the consummation of the transactions contemplated by this Agreement.  None of the Transferred Assets are subject to any order, judgment, injunction, decree, determination or award of any governmental authority.

4.12                        Customers

The Disclosure Letter includes a list of (a) each customer of each Business Product Line at any time during the twelve (12) month period ending on September 30, 2014 and (b) the amount of consideration paid by each such customer during such period.  Except as Disclosed, since September 30, 2014, the Seller has not received any written notification from any such customer stating that any such customer will discontinue its commercial relationship with the Business Product Lines.

4.13                        Benefit Plans and Employment Arrangements

(a)                                 The Disclosure Letter set forth a true and correct list of (i) the name, title, current base salary rate, target bonus amount, severance benefits and annual vacation entitlement for each employee of the Microspheres Product Line on the Closing Date (the “Employees”); (ii) each collective bargaining, union or other employee organization agreement relating to the Microspheres Product Line; (iii) each employment, advisory or consulting agreement relating to the Microspheres Product Line; (iv) each employee confidentiality or other agreement protecting proprietary processes, formulae or information relating to the Microspheres Product Line; and (v) each Plan.  The Disclosure Letter identifies which Plans, if any, are (i) defined benefit pension plans intended to be qualified under Section 401(a) of the Code, (ii) defined contribution plans intended to be qualified under Section 401(a) of the Code, or (iii) Multiemployer Plans.

(b)                                 With respect to each Plan, the Seller has delivered to the Buyer true, correct and complete copies of all current written documents setting forth the terms and conditions of such Plan (or a written summary of such terms in the case of an unwritten Plan).

(c)                                  Except as Disclosed, the Seller has no unfulfilled obligation to contribute to any Multiemployer Plan or collectively bargained welfare plan that covers or covered employees of the Microspheres Product Line.  Neither the Seller nor any ERISA Affiliate has incurred any liability which arises from either a complete or partial withdrawal (as defined in Section 4203 or 4205 of ERISA, respectively) from any Multiemployer Plan that covers or covered employees of the Microspheres Product Line that has not been discharged.

(d)                                 Except as Disclosed, neither the Seller nor any ERISA Affiliate maintains or contributes to, or has ever maintained or had an obligation to contribute to, a Plan subject to Title IV of ERISA or to the minimum funding requirements or standards of Section 412 of the Code or Section 302 of ERISA that covers or covered employees of the Microspheres Product Line.  To the knowledge of the Seller, there does not exist any condition, there has not occurred any event, and there has not been any omission, with respect to the sponsorship, funding or administration of any Plan that covers or covered employees of the Microspheres Product Line, which has or could reasonably be expected to result in a Lien upon or claim with respect to any of the Transferred Assets, or the Buyer’s being liable for any contribution, withdrawal liability, benefit, claim, settlement, Tax, penalty or payment of any nature.

(e)                                  The Seller has not carried on discussions regarding organization with any labor union and there has not been any strike, work stoppage, labor dispute or other labor trouble relating to the Employees, and there are no significant threats of work stoppage or labor trouble by the Employees.

(f)                                   The Seller has obtained a completed form I-9 from each Employee, and to the Seller’s knowledge each Employee is authorized to work in the United States.

As used herein, “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.  “ERISA Affiliate” means an entity the employees of which are treated as the employees of the Seller under Section 414(b), (c), (m) or (o) of the Code. “Multiemployer Plan” means a “multiemployer plan” within the meaning of Section 3(37)(A) of ERISA.  “Plan” means any welfare plan as defined by Section 3(1) of ERISA, any pension plan as defined by Section 3(2) of ERISA, any other retirement, severance, continuation pay, termination pay, bonus, stock bonus, deferred compensation, insurance, vacation, personal leave, tuition reimbursement, dependent care assistance, cafeteria plan or other plan, policy or arrangement providing employee benefits (whether or not described in ERISA), provided that for purposes of this Agreement, the term “Plan” shall only include plans maintained by or sponsored by the Seller (or an ERISA Affiliate of the Seller) with respect to the Microspheres Product Line or to which the Seller or any ERISA Affiliate contributes or is obligated to contribute with respect to the Employees.

4.14                        Know-How

(a)                                 Except as Disclosed, the Seller Group owns all rights in and to the Licensed Know-How free and clear of any Liens (other than Permitted Liens).  Except as Disclosed, the Seller Group has the right to use the Licensed Know-How in the manner currently used in the Polyurethane Intermediate Line, and following the

                                                Closing Date the Buyer will have the right to use the Licensed Know-How in the Polyurethane Intermediate Line in the manner as set forth in the License Agreement, and the Buyer shall have such rights without the payment of any royalty or similar payment to any third party or the consent of any third party.  Except as Disclosed, the Seller Group has not granted to any third party any license or other right to any of the Licensed Know-How.  Except as Disclosed, (i) no claim is pending or, to the knowledge of the Seller, threatened, alleging that the Seller’s use of the Licensed Know-How in the Polyurethane Intermediate Line infringes, misappropriates, or otherwise violates the rights of any Person and, (ii) the Licensed Know-How as practiced by Seller in the Polyurethane Intermediate Line in the United States and Canada prior to the Closing Date does not infringe, misappropriate or otherwise violate any such rights.  To the knowledge of the Seller, except as Disclosed, no other Person is infringing, misappropriating or otherwise violating the Seller’s rights or the rights of any other member of the Seller Group in the Licensed Know-How.

(b)                                 Except as Disclosed, the Seller Group owns all rights in and to the Transferred Know-How free and clear of any Liens (other than Permitted Liens).  Except as Disclosed, the Seller Group has the right to use the Transferred Know-How in the manner currently used in the Microspheres Product Line, and the Buyer shall have such rights without the payment of any royalty or similar payment to any third party or the consent of any third party.  Except as Disclosed, the Seller Group has not granted to any third party any license or other right to any of the Transferred Know-How.  Except as Disclosed, no claim is pending or, to the knowledge of the Seller, threatened, alleging that the Seller’s use of the Transferred Know-How in the Business Product Lines infringes, misappropriates, or otherwise violates the rights of any Person and, to the knowledge of the Seller, such use does not infringe, misappropriate or otherwise violate any such rights.  To the knowledge of the Seller, except as Disclosed, no other Person is infringing, misappropriating or otherwise violating the Seller’s rights or the rights of any other member of the Seller Group in the Transferred Know-How.

(c)                                  The Licensed Know-How and Transferred Know-How include all intellectual property and proprietary rights necessary to carry on the Business Product Lines as currently conducted by the Seller.  The Seller requires no rights under any patent, trade secret or other proprietary information which the Seller does not have or does not have the lawful right to use in order to conduct the Business Product Lines as currently conducted.  All patents, copyrights (where such registration is permitted or required by applicable law), trademarks, tradenames and service marks included in the Licensed Know-How and Transferred Know-How are registered to or owned by or licensed to the Seller, are valid and enforceable (or, in the case of any unregistered or unpatented rights, may be freely used by the Seller) or pending (in the case of patents), and all annuities, if any, are fully paid.

4.15                        Transferred Trademark and Transferred Patent

The Seller Group owns all rights in and to the Transferred Trademark and Transferred Patent (together, the “Registered Intellectual Property”) free and clear of any Liens (other than Permitted Liens).  Except as Disclosed, the Seller Group has not granted to any third party any license or other right to any of the Registered Intellectual Property.  Except as Disclosed, no claim is pending or, to the knowledge of the Seller, threatened, alleging that the Seller’s use of the Registered Intellectual Property in the Business Product Lines infringes, misappropriates, or otherwise violates the rights of any Person and, to the knowledge of the Seller, such use does not infringe, misappropriate or otherwise violate any such rights.  To the knowledge of the Seller, except as Disclosed, no other Person is infringing, misappropriating or otherwise violating the Seller’s rights or the rights of any other member of the Seller Group in the Registered Intellectual Property.

4.16                        Sufficiency of Transferred Assets and Licensed Know-How

Except for (a) the Buyer’s replacement of the services and resources provided by the Seller under the Microspheres Services Agreement and Polyurethane Services Agreement (including without limitation the procurement of raw materials and finished goods manufactured or otherwise supplied by third parties), (b) the Buyer’s provision of its own functional, administrative and production support resources typical and customary of organizations engaged in the Buyer’s industry and used by the Seller as of the Effective Time, including but not limited to legal, tax, treasury, human resources, and other typical corporate support services, (c) the provision of shared space under the Lease Agreement, (d) services of any employee, other than the Transferred Employees, and (e) (i) rights in any Contract, other than the Transferred Contracts, (ii) the Excluded Trademarks, (iii) the assets listed in Sections 1.2(r) and (s), and (iv) the assets listed on Schedule 1.2(v), the Transferred Assets, together with the Licensed Know-How, include substantially all the assets necessary to permit the Buyer to manufacture, use, market, promote and sell the Products in the Business Product Lines in substantially the same manner as conducted by the Seller as of the Effective Time.

4.17                        Inventory

The Transferred Inventory consists of items which are merchantable and fit for the purposes for which they are intended in connection with the Business Product Lines.  The Transferred Inventory is carried in the books and records of the Seller at an amount that is equal to the lower of its cost or its current fair market value and is saleable at prices at least equal to the value thereof in the books and records of the Seller.

4.18                        Warranties; Product Liability

(a)                                 All goods and products manufactured by Seller in the Business Product Lines were manufactured in compliance with all contractual requirements, all applicable federal and state laws, rules and regulations in all material respects.  Except as disclosed, there is not presently any action, suit, proceeding, claim or investigation pending or, to Seller’s knowledge, threatened against Seller for product liabilities or otherwise relating to the safety or fitness or quality of the goods or products manufactured or repaired by Seller in the Business Product Lines.

(b)                                 Since January 1, 2010, the Seller has not had any material claims of liability arising from or relating to the safety or fitness or quality of any of the products manufactured by Seller in the Business Product Lines or material warranty claims with respect to the Business Product Lines.

4.19                        Brokers and Finders

Except as Disclosed, the Seller has not incurred any liability for finder’s or similar fees to any finders, brokers, agents or others in connection with the transactions contemplated by this Agreement.

4.20                        No Other Representations and Warranties

EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES OF THE SELLER CONTAINED IN THIS AGREEMENT, ALL WARRANTIES AND REPRESENTATIONS ON THE PART OF THE SELLER, WHETHER EXPRESS OR IMPLIED, STATUTORY OR OTHERWISE ARE, TO THE EXTENT PERMITTED BY LAW, HEREBY EXPRESSLY EXCLUDED AND DISCLAIMED.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF THE BUYER

The Buyer hereby represents and warrants to the Seller that the statements made in this Article 5 are true and correct on the date of this Agreement and as of the Closing Date subject to the other terms and conditions of this Agreement.

5.1                               Organization; Qualification

The Buyer is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Massachusetts, and the Buyer has all requisite corporate power and authority to own its properties and assets and to conduct its businesses as now conducted.  The Buyer is duly qualified to do business as a foreign corporation in all jurisdictions in which the character of the properties owned or leased by it or the nature of the businesses conducted by it makes such qualification necessary, except where the failure to so qualify would not reasonably be expected to have a Material Adverse Effect.

5.2                               Authorization and Validity

The Buyer has all requisite corporate power and authority to enter into this Agreement and each of the Ancillary Documents to which it is a party and to carry out its obligations hereunder and thereunder.  The execution and delivery by the Buyer of this Agreement and the Ancillary Documents to which the Buyer is a party and the performance of its obligations hereunder and thereunder have been duly authorized by all necessary corporate action by the Board of Directors of the Buyer, and no other corporate proceeding on the part of the Buyer is necessary to authorize such execution, delivery and performance.  This Agreement has been, and as of the Closing Date each Ancillary Document to which the Buyer is a party will be, duly executed by the Buyer and constitutes, or as of the Closing Date will constitute, the valid and binding obligation of the Buyer, enforceable against it in accordance with its terms, except as such enforceability may be limited or affected by applicable bankruptcy, insolvency, moratorium, reorganization or other Laws of general application relating to or affecting creditors’ rights generally.

5.3                               No Conflicts or Violations; No Consents or Approvals Required

(a)                                 The execution, delivery and performance by the Buyer of this Agreement and of the Ancillary Documents to which it is a party (i) do not and will not violate or conflict with any provision of the Articles of Incorporation or By-laws (or equivalent constituent documents) of the Buyer, (ii) do not and will not violate any provision of Law or any order, judgment or decree of any court or other governmental or regulatory authority and (iii) do not and will not violate or result in a breach of or constitute (with due notice or lapse of time or both) a default under any Contract to which the Buyer is a party or by which it is bound or to which its properties or assets is subject except, in the case of the matters described in foregoing clauses (ii) and (iii), for such violations, breaches or defaults that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

(b)                                 Other than Required Contract Consents (to the extent of the obligation of the Buyer under Section 1.5(b) to cooperate with the Seller in using reasonable endeavors to obtain the same), no notice, declaration, report or other filing or registration with, and no waiver, consent, approval or authorization of, any governmental or regulatory authority or any other Person is required to be made or obtained by the Buyer in connection with the execution and delivery by the Buyer of this Agreement or any Ancillary Document or the consummation by the Buyer of the transactions contemplated hereby and thereby, except where the failure to do so would not prevent the Buyer from performing any of its material obligations under this Agreement and the Ancillary Documents.

5.4                               Brokers and Finders

Except as Disclosed, the Buyer and its Affiliates have not incurred any liability for finder’s or similar fees to any finders, brokers, agents or others in connection with the transactions contemplated by this Agreement.

5.5                               Due Diligence Investigation

The Buyer has had the opportunity to review the due diligence materials supplied or made available by the Seller, has made its own inquiry and investigation into the Seller, the Business Product Lines, the Transferred Assets and the Assumed Liabilities and has formed an independent judgment based thereon.  The Buyer acknowledges that no representations or warranties have been given or made by or on behalf of the Seller in relation to such matters other than those expressly set out in this Agreement, the Ancillary Agreements or the Disclosure Letter.

5.6                               Financial Wherewithal

The Buyer has in place, or prior to the Closing Date will have in place, the necessary financial resources to pay to the Seller the Closing Date Payment at Closing and the Purchase Price in accordance with the terms of this Agreement and to otherwise fulfill its obligations under this Agreement and each of the Ancillary Documents to which it is a party.

ARTICLE 6

COVENANTS

6.1                               Covenants of the Seller

(a)                                 Conduct of Business

Between the date of this Agreement and the Closing Date (or the effective date of any earlier termination of this Agreement pursuant to Section 11.5), the Seller shall continue to operate the Business Product Lines in the ordinary course consistent with past practice.  Without limiting the generality of the foregoing, the Seller will not, without the prior written consent of the Buyer (which consent will not be unreasonably withheld or delayed):

(i)                                     sell, transfer or dispose of any Transferred Assets, except for dispositions and consumption of inventory or consumption of supplies and other personal property in the ordinary course of business consistent with past practice;

(ii)                                  create or knowingly permit to be created any Lien on any of the Transferred Assets other than (w) Permitted Liens, (x) Liens that will be released at or prior to the Closing Date, (y) Liens as may arise in the ordinary course of business consistent with past practice, and (z) Liens otherwise created by operation of Law;

(iii)                               incur any material obligation or liability relating to the operation of the Business Product Lines except in the ordinary course of business consistent with past practice;

(iv)                              fail to pay or satisfy by its due date for payment or performance any obligation or liability arising from the operation of the Business Product Lines, other than liabilities being contested in good faith and for which adequate reserves have been provided;

(v)                                 make any capital expenditure directly in relation to the Business Product Lines in excess of Twenty-Five Thousand US Dollars ($25,000);

(vi)                              except as permitted by this Section 6.1(a), knowingly take any action which would cause it to be in breach in any material respect of any of its representations, warranties, covenants or agreements contained in this Agreement; or

(vii)                           enter into any binding commitment to do any of the foregoing.

(b)                                 Consents and Approvals

Between the date of this Agreement and the Closing Date (or the effective date of any earlier termination of this Agreement pursuant to Section 11.5), and thereafter in accordance with this Agreement  and the Ancillary Documents, the Seller shall use commercially reasonable efforts (in cooperation with the Buyer where contemplated by this Agreement) to obtain Required Contract Consents and other consents and approvals of third parties in accordance with Section 1.5, and shall execute and deliver all notices of assignment to third parties as are reasonably requested by the Buyer.

(c)                                  Access and Notice of Certain Events

The Seller shall promptly notify the Buyer in writing of:

(i)                                     any written communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

(ii)                                  any written communication from any governmental or regulatory agency or authority in connection with the transactions contemplated by this Agreement;

(iii)                               any actions, suits, charges, complaints, claims, investigations or proceedings commenced or, to the Seller’s knowledge, threatened, to restrain, prohibit or otherwise challenge the legality of any transaction contemplated by this Agreement; and

(iv)                              any developments pertaining to the Business Product Lines that would reasonably be expected to result in a Material Adverse Effect.

(d)                                 Access to Offices, Officers, Accountants, Etc.

The Seller will afford to, and will cause its Affiliates to afford to, the officers and authorized representatives of the Buyer (including without limitation, attorneys, accountants, surveyors, building inspectors, engineers, environmental consultants, insurance brokers, financial advisors and bankers, subject to confirmation of confidentiality obligations and reasonable assurances as to insurance coverage) reasonable access to the offices, properties, books and records of the Business Product Lines, and to the accountants and other representatives of the Seller and its Affiliates in order to enable the Buyer to collect relevant information to consummate the transactions contemplated hereby, and will furnish the Buyer with such additional financial and operating data and other information as to the Business Product Lines and Transferred Assets as the Buyer may from time to time reasonably request.

6.2                               Covenants of the Buyer

(a)                                 Actions

Between the date of this Agreement and the Closing Date (or the effective date of any earlier termination of this Agreement pursuant to Section 11.5), the Buyer shall not knowingly take any action which would cause it to be in breach in any material respect of any of its representations, warranties, covenants or agreements contained in this Agreement.

(b)                                 Consents and Approvals

Between the date of this Agreement and the Closing Date (or the effective date of any earlier termination of this Agreement pursuant to Section 11.5), and thereafter in accordance with this Agreement and the Ancillary Documents, the Buyer shall use commercially reasonable efforts (in cooperation with the Seller where contemplated by this Agreement) to obtain Required Contract Consents and other consents and approvals of third parties in accordance with Section 1.5.

(c)                                  Notice of Certain Events

Between the date of this Agreement and the Closing Date (or the effective date of any earlier termination of this Agreement pursuant to Section 11.5), the Buyer shall promptly notify the Seller in writing of:

(i)                                     any written communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

(ii)                                  any written communication from any governmental or regulatory agency or authority in connection with the transactions contemplated by this Agreement; and

(iii)                               any actions, suits, charges, complaints, claims, investigations or proceedings commenced or, to the Buyer’s knowledge, threatened, to restrain, prohibit or otherwise challenge the legality of any transaction contemplated by this Agreement.

ARTICLE 7

CONDITIONS TO CLOSING

7.1                               Conditions to the Buyer’s Obligation to Close

The obligations of the Buyer to purchase the Transferred Assets, assume the Assumed Liabilities and otherwise consummate the transactions contemplated by this Agreement at the Closing shall be subject to the satisfaction (or waiver by the Buyer) at or before the Closing of the following conditions:

(a)                                 no Law shall have been enacted, entered, promulgated or enforced by any court of competent jurisdiction or any governmental or regulatory authority or instrumentality that prohibits the consummation of the transactions contemplated hereby on the Closing Date, and no action or proceeding shall be pending that is brought by any governmental or regulatory authority or instrumentality seeking to recover any damages or obtain other relief as a result of the consummation of such transactions;

(b)                                 the Seller shall have performed in all material respects the obligations required under this Agreement to be performed by it on or before the Closing Date, and the Buyer shall have received a certificate dated the Closing Date and signed by the President or any Vice President of the Seller to such effect;

(c)                                  the representations and warranties made by the Seller contained in Article 4 shall be true and correct in all material respects (and in all respects in the case of each representation and warranty that is qualified as to materiality) when made on the date of this Agreement and on and as of the Closing Date, except (i) that any representation or warranty that by its terms is stated to be true as of a particular date need be true and correct only as of such date and (ii) to the extent of any inaccuracies (y) which are capable of remedy and have been remedied by the Seller at or prior to the Closing or (z) which result from changes and occurrences (which shall not include a breach by the Seller of a covenant, agreement or obligation under this Agreement) arising in the ordinary course of the Business Product Lines after the date of this Agreement that have not had, and would not reasonably be expected to have, a Material Adverse Effect, and the Buyer shall have received a certificate dated the Closing Date and signed by the President or any Vice President of the Seller to such effect;

(d)                                 there shall not have occurred a Material Adverse Effect during the period from the date of this Agreement to the Closing Date;

(e)                                  Buyer shall have completed customer calls or visits with three (3) of the top five (5) customer(s) of each Business Product Line listed on Schedule 7.1(e) hereto, at a time to be reasonably agreed upon by the parties, and based upon such discussions the Buyer shall be satisfied in its sole reasonable discretion that none of such customers intends to cease or materially reduce its purchase of Products from the applicable Business Product Line during the twelve (12) month period following the Closing.

(f)                                   the Seller shall have delivered to the Buyer the Ancillary Documents in accordance with Section 3.2, together with financing statement releases or termination statements with respect to any Liens on the Transferred Assets, other than Permitted Liens;

(g)                                 except to the extent waived by the Buyer, the Seller shall have obtained the consents and approvals of all Persons and all governmental authorities set forth on Schedule 7.1(g) required for the transactions contemplated hereby; and

(h)                                 the Seller shall have delivered physical possession of all Transferred Equipment, Transferred Inventory, technical information and tangible Transferred Assets and any tangible evidence of all Transferred Know-How to the Buyer.

7.2                               Conditions to the Seller’s Obligation to Close

The obligations of the Seller to sell, convey, transfer and assign the Transferred Assets and otherwise consummate the transactions contemplated by this Agreement at the Closing shall be subject to the satisfaction (or waiver by the Seller) at or before the Closing of the following conditions:

(a)                                 no Law shall have been enacted, entered, promulgated or enforced by any court of competent jurisdiction or any governmental or regulatory authority or instrumentality that prohibits the consummation of the transactions contemplated hereby on the Closing Date, and no action or proceeding shall be pending that is brought by any governmental or regulatory authority or instrumentality seeking to recover any damages or obtain other relief as a result of the consummation of such transactions;

(b)                                 the Buyer shall have performed in all material respects the obligations required under this Agreement to be performed by it on or before the Closing Date, and the Seller shall have received a certificate dated the Closing Date and signed by the President or any Vice President of the Buyer to such effect;

(c)                                  the representations and warranties made by the Buyer contained in Article 5 shall be true and correct in all material respects (and in all respects in the case of any representation and warranty that is qualified as to materiality) when made on the date of this Agreement and on and as of the Closing Date, except (i) that any representation or warranty that by its terms is stated to be true as of a particular date need be true and correct only as of such date and (ii) to the extent of any inaccuracies which (y) are capable of remedy and have been remedied by the Buyer at or prior to the Closing or (z) result from changes and occurrences (which shall not include a breach by the Buyer of a covenant, agreement or obligation under this Agreement) arising in the ordinary course of business after the date of this Agreement that have not had, and would not reasonably be expected to have, a Material Adverse Effect, and the Seller shall have received a certificate dated the Closing Date and signed by the President or any Vice President of the Buyer to such effect; and

(d)                                 the Buyer shall have paid the Closing Date Payment to the Seller in accordance with Section 2.1 and shall have delivered to the Seller the Ancillary Documents to be delivered by it in accordance with Section 3.3.

ARTICLE 8

EMPLOYEES

8.1                               Employment

(a)                                 Offers of Employment

Effective as of the Closing Date, the Buyer shall offer employment on the terms set forth in this Agreement to all Employees employed by the Seller on the Closing Date, including all such Employees who are absent from work on the Closing Date for any authorized reason, such as leave of absence, vacation, bereavement leave, maternity leave, paternity leave, Family and Medical Leave Act leave, jury duty, sickness or injury, disability, military service protected under the United States’ Uniformed Services Employment and Reemployment Rights Act, workers’ compensation or any other authorized leave of absence (“Inactive Employees”); provided that such offers to Inactive Employees shall be subject to the condition that any such Inactive Employee returns to work with the Buyer within the time permitted by the relevant benefit plan, policy, agreement or Law governing the terms and conditions of such absence.  Inactive Employees as of the date of this Agreement are listed on Schedule 8.1(a).  As between the Seller and the Buyer, an Employee will be deemed to have accepted the Buyer’s offer of employment unless (i) he or she notifies either the Buyer or the Seller prior to the Closing that he or she has rejected such offer of employment, or (ii) if the Buyer has failed to make such an offer as required by this Section 8.1(a), Employees who accept or are deemed to have accepted the Buyer’s offer of employment are referred to herein as “Transferred Employees”.  Each Transferred Employee will be terminated by the Seller as of the Closing Date.

(b)                                 Terms of Employment of Transferred Employees

For a period of twelve (12) months following the Closing Date, the Buyer shall provide each Transferred Employee terms and conditions of employment that are similar in the aggregate than the terms and conditions provided to the Transferred Employees by the Seller on the Closing Date, including but not limited to, salary and incentive compensation, life insurance, accidental death and dismemberment insurance, workers’ compensation, disability plans, retirement and savings plans, and vacation; provided, however, that Buyer shall provide to each of the

Transferred Employees a health care plan and a dental plan each of similar plan design as that offered by Seller, with such plans being provided by Buyer through United Healthcare and Altus respectively, as well as a vision care plan  of similar plan design as that offered by Seller, by a vision care provider chosen by Buyer, and provided further that for a period of twelve (12) months following the Closing Date, base salary and annual bonus payment shall be equivalent to what was available to such Transferred Employees immediately prior to the Closing Date as listed in the Disclosure Letter.

(c)                                  Access to Employees

The Seller shall permit the Buyer to have reasonable access to discuss the possibility of employment with current Employees.

8.2                               Employee Benefits for Transferred Employees

(a)                                 Service Credit

To the extent requested by the Buyer, the Seller will provide to the Buyer for each Transferred Employee such employee’s credited years of service recognized by the Seller as set forth in the Disclosure Letter.  In administering any employee benefit plans for Transferred Employees after the Closing Date, the Buyer shall recognize service completed by Transferred Employees while employed by the Seller for purposes of determining eligibility for participation and vesting in the Buyer’s benefit plans, but not for purposes of benefit accrual.  Notwithstanding the preceding sentence, the Buyer shall recognize service completed by Transferred Employees while employed by the Seller for purposes of calculating any severance or vacation accrual benefits provided to Transferred Employees after the Closing Date.

(b)                                 Defined Contribution Plans

The Seller’s obligation to make contributions to the Henkel of America Investment Plan (the “Seller’s Savings Plan”) with respect to the Transferred Employees shall cease as of the Closing Date.  The account balances of Transferred Employees under the Seller’s Savings Plan as of the Closing Date shall be fully vested.

(c)                                  Welfare Benefits

Effective at the Effective Time, the Buyer shall have in place or cause to be established, at its own expense, benefit plans (the “Buyer Welfare Benefit Plans”) including but not limited to, life insurance, accidental death and dismemberment insurance, workers’ compensation, disability and other group non-pension benefits for the Transferred Employees from and after the Closing Date. Effective as of the Closing Date, the Transferred Employees shall cease to participate in the Seller’s life insurance, accidental death and dismemberment insurance, workers’ compensation, disability and other group non-pension benefit arrangements (collectively, the “Seller Welfare Benefit Plans”) and shall commence participation in the Buyer Welfare Benefit Plans.  Effective as of the first day of the first month following the Effective Time, the Transferred Employees shall cease to participate in Seller’s health care, dental care, and vision plans and shall commence participation in similar plans offered by Buyer as required by this Agreement as part of the Buyer Welfare Benefit Plans. Buyer shall reimburse Seller for all claims arising under Seller’s health care, dental care, and vision plans with respect to the Transferred Employees arising from occurrences following the Effective Time.  Benefits provided under the Buyer Welfare Benefit Plans to Transferred Employees shall be similar in the aggregate than those provided by the Seller under the Seller Welfare Benefit Plans as of the Closing Date.  No waiting period or exclusion from coverage for any pre-existing medical condition shall apply to any such Transferred Employee’s participation in any employee benefit plan of the Buyer Welfare Benefit Plans after the Closing Date (including group term life insurance but not including optional universal group life insurance), except to the extent such restrictions were imposed on a Transferred Employee by the Seller immediately prior to the Closing Date.  The Buyer shall maintain a welfare benefit plan under Code Section 125 of the Internal Revenue Code of 1986, as amended, which includes a medical spending account component and a dependent care spending account component.  All charges and expenses of each Transferred Employee and his or her eligible dependents that were applied to the deductible and out-of-pocket maximums under any Seller Welfare Benefit Plan during the plan year of the Seller in which the Closing Date falls shall be credited toward any deductible and out-of-pocket maximum applicable under any corresponding the Buyer Welfare Benefit Plans in the plan year of the Buyer in which the Closing Date falls.  The Seller shall retain responsibility under the Seller Welfare Benefit Plans for all amounts payable by reason of claims incurred by the Transferred Employees prior to the Closing Date, and the Buyer shall be responsible under the Buyer Welfare Benefit Plans for all amounts payable by reason of claims incurred by the Transferred Employees on or after the Closing Date.  For purposes of this Section 8.2(c), a claim shall be deemed to have been incurred on the date of the occurrence of (i) death or dismemberment in the case of claims under life insurance and accidental death and dismemberment policies, (ii) the date of the initial determination of disability in the case of claims under disability policies, or (iii) the date on which the charge or expense giving rise to such claim is incurred in the case of all other claims.

8.3                               Severance

For a period of twelve (12) months after the Closing Date, the Buyer shall maintain a severance policy or plan for Transferred Employees that provides terms and benefits that are no less favorable in the aggregate to the terms and benefits provided under the Henkel of America, Inc. Severance Pay Plan (as Amended and Restated Effective July, 2011) (the “Seller Severance Plan”).  During  such twelve (12) month period, the Buyer shall be responsible for severance benefits payable to the Transferred Employees as would have been required under the Seller Severance Plan; provided, that if a Transferred Employee is terminated during such twelve (12) month period following the Closing under circumstances that would have required severance under the Seller Severance Plan, then Seller shall reimburse the Buyer for severance paid to such Transferred Employee in excess of an amount equal to one-week’s pay per year of service (the “1W/Y Severance Amount”), not to exceed an amount equal to the 1W/Y Severance Amount for such Transferred Employee.  The Buyer shall indemnify and hold the Seller harmless against any other claims resulting from the manner in which the Buyer effects the termination at Closing or thereafter (including a termination not in compliance with employment Laws) of any Transferred Employee except to the extent such other claims arose out of actions taken by the Seller prior to Closing.

8.4                               Bonus Plans; Accrued Vacation

Except as otherwise stated herein, the Seller shall, following the Closing Date, pay the Seller’s obligations and liabilities to the Transferred Employees, and indemnify and hold the Buyer harmless, with respect to employee bonuses and incentives accrued prior to the Closing Date (but only if required under the terms of the applicable plans, policies or other written agreement).  The Buyer shall pay when due all payments to the Transferred Employees with respect to any bonus or incentive plan established by the Buyer and for which such Transferred Employees are eligible on and after the Closing Date.  The Seller shall refund to the Transferred Employees all amounts paid by such employees under the Seller’s vacation buy/sell program that have not been used as of the Closing Date.  The Seller shall pay to the Transferred Employees all accrued, unused vacation as of the Closing Date.

8.5                               COBRA

The Buyer, at no expense to the Seller, shall provide the benefits, if any, required from and after the Closing Date pursuant to Section 4980B of the Code or Part 6 of Title I of ERISA for any Transferred Employee with respect to whom a qualifying event under Code Section 4980B occurs on or after the Closing Date.

8.6                               No Third-Party Beneficiaries

No provision of this Agreement shall create any third party beneficiary rights in any Employee, any beneficiary or dependents thereof, or any collective bargaining representative thereof, with respect to the compensation, terms and conditions of employment and benefits that may be provided to any Transferred Employee by the Buyer or under any benefit plan which the Buyer or its Affiliates may maintain.

ARTICLE 9

INDEMNIFICATION

9.1                               Indemnification by the Seller

Subject to the limitations and other terms and provisions set forth in this Article 9, the Seller shall indemnify, defend and hold harmless the Buyer and its Affiliates, officers, directors, employees and agents (the “Buyer Indemnitees”) from and against any and all claims, losses, damages, liabilities, deficiencies, fines, judgments, obligations, costs and expenses, including without limitation reasonable legal fees and court costs and costs and expenses of investigation (collectively, “Losses”) incurred by a Buyer Indemnitee arising out of or resulting from any of the following:

(a)                                 the failure of the Seller to pay or otherwise discharge any of the Retained Liabilities, including, without limitation, any Taxes imposed on Seller for all periods prior to the Closing Date, or in any way related to Excluded Assets;

(b)                                 the breach or non-fulfillment of any agreement, covenant, liability or obligation of the Seller hereunder or under any Ancillary Document;

(c)                                  the failure of any representation or warranty made by the Seller in this Agreement to be true and correct as of the Closing Date; and

(d)                                 the failure of the Seller to manage particulate matter, contamination, pollutants, constituents, dust, irritants or other circumstances concerning indoor or outdoor air conditions that may constitute a threat to or endangerment of human health or safety.

9.2                               Indemnification by the Buyer

Subject to the limitations and other terms and provisions set forth in this Article 9, the Buyer shall indemnify, defend and hold harmless the Seller and its Affiliates, officers, directors and employees (“Seller Indemnitees”) from and against any and all Losses incurred by a Seller Indemnitee arising out of or resulting from any of the following:

(a)                                 the failure of the Buyer to pay or otherwise discharge any of the Assumed Liabilities;

(b)                                 the breach or non-fulfillment of any agreement, covenant, liability or obligation of the Buyer hereunder or under any Ancillary Document; and

(c)                                  the failure of any representation or warranty made by the Buyer in this Agreement to be true and correct as of the Closing Date.

9.3                               Mitigation

Each party shall take all reasonable steps to avoid or mitigate any Loss which might otherwise give rise to a claim against the other party under this Article 9 to the extent required by law.

9.4                               Notice of Claim; No Punitive or Remote Damages

(a)                                 Notice of Claim; Indemnification Procedures

The Indemnified Party shall promptly notify the Indemnifying Party in writing in reasonable detail of any claim, demand, action or proceeding for which indemnification will be sought under this Article 9, including the nature of the misrepresentation, breach of covenant or claim to which each item of Loss is related and, if then ascertainable, the computation of the amount to which the Indemnified Party claims to be entitled hereunder.  If such claim, demand, action or proceeding is a third party claim, demand, action or proceeding (a “Third Party Claim”), the Indemnifying Party will have the right at its expense to assume the defense thereof using counsel reasonably acceptable to the Indemnified Party.  The Indemnified Party shall have the right to participate, at its own expense, with respect to any such Third Party Claim.  In connection with any such Third Party Claim, the parties shall cooperate with each other and provide each other with reasonable access to relevant books and records in their possession.  No such Third Party Claim shall be settled without the prior written consent of the indemnified party which consent shall not be unreasonably withheld, delayed or conditioned.  Notwithstanding the foregoing, if the Indemnified Party determines in good faith that the Indemnified Party may have available to it one or more material defenses or counterclaims that are conflicting with one or more of those which may be available to, or asserted by the Indemnifying Party in respect of such Third Party Claim, the Indemnified Party shall have the right to take over and assume control of, participate in the defense, settlement, negotiations or litigation relating to such claim at its own expense.  No Third Party Claim shall be settled without the prior written consent of the Indemnifying Party which consent shall not be unreasonably withheld, delayed or conditioned (provided, however, that if the Indemnified Party fails to either (i) consent to a settlement or (ii) respond in writing setting forth the reasonable basis for the failure to give such consent within the time period provided in the settlement offer, the Indemnifying Party shall have the right to pay the amount of such settlement to the Indemnified Party, in which event the Indemnifying Party shall be relieved of any further liability or obligation arising out of such Third Party Claim and the Indemnified Party shall be entitled to proceed with the defense of such Third Party Claim).  The party controlling the defense of any Third Party Claim shall not consent to entry of any judgment or enter into any settlement that provides for injunctive or other monetary relief affecting the other party or that does not include as a term thereof the giving by each claimant to the other parties a complete release from all liabilities with respect to such claim or litigation.

(b)                                 No Punitive or Remote Damages

The Indemnified Party shall not be entitled to recover from an Indemnifying Party as Losses for which indemnification is provided under this Agreement any amounts in excess of actual direct Losses, court costs and reasonable attorneys’ fees, and the parties expressly waive the right to recover punitive damages or for Losses that are remote or speculative (“Remote Damages”), other than such Remote Damages as may be awarded to a third party under a Third Party Claim.

9.5                               Limitations on Indemnification

Notwithstanding Sections 9.1 and 9.2 and without any limitation of Sections 9.3 and 9.4:

(a)                                 all representations and warranties and agreements made by the parties in this Agreement shall survive the Closing hereunder; provided that the Seller shall not be responsible for any indemnifiable Losses suffered by any Buyer Indemnitee arising out of breaches of the representations and warranties of the Seller contained in this Agreement unless a claim therefor is asserted in writing by such Buyer Indemnitee on or prior to the date that is eighteen months after the Closing Date, except with respect to a breach of the representations and warranties under Sections 4.1-4.3(a), 4.5, 4.7 and 4.13(c) and (d) (the “Specified Representations”), or under Section 4.10, as to which the only limitations shall be those provided by any applicable statutes of limitation.

(b)                                 The Seller shall not be liable for any Losses suffered by the Buyer or any Buyer Indemnitee arising out of breaches of the representations and warranties of the Seller contained herein:

(i)                                     unless, the aggregate amount of such Losses (except with respect to Specified Representations and the representations in Section 4.10) exceeds $247,500 in which event Seller shall be liable for all such Losses beginning with the first dollar;

(ii)                                  to the extent such Losses have otherwise been recovered by the Buyer;

(iii)                               to the extent that the claim that is the basis for such Losses would not have arisen but for the passing of, or a change in, any Law after the Closing Date;

(iv)                              to the extent that the claim that is the basis for such Losses would not have arisen but for any change in any accounting or taxation policies of the Buyer after the Closing Date;

(v)                                 except with respect to Specified Representations, to the extent that the claim that is the basis for such Losses would have not arisen but for any act carried out by the Seller at the express request of the Buyer; or

(vi)                              except with respect to Specified Representations or for fraud or willful misconduct, in excess of $5,000,000.

(c)                                  The foregoing limitations shall not restrict or otherwise limit the Buyer’s rights to claims for indemnification against the Seller under Section 9.1(a) based on Retained Liabilities.

(d)                                 The Buyer acknowledges and agrees that in the event it is entitled to indemnification from Seller hereunder, it shall recover its Losses from the amounts held in escrow maintained pursuant to the Escrow Agreement before the Buyer shall be entitled to recover amounts directly from Seller.

9.6                               Tax Treatment of Indemnification Payments

Except as otherwise required by Law, the parties shall treat any indemnification payment made hereunder as an adjustment to the Purchase Price for Tax purposes.

9.7                               Exclusive Remedy

Except for such equitable remedies as may be available to enforce any of the provisions of this Agreement or any Ancillary Document, the remedies provided in this Article 9 shall be exclusive with respect to matters arising under or relating to this Agreement or any Ancillary Document, of any kind or nature, and shall preclude assertion by the Indemnified Party of any other rights or the seeking of any and all other remedies against the Indemnifying Party arising out of or relating to this Agreement or any Ancillary Document; provided that nothing in Agreement shall limit or exclude any liability for fraud.

9.8                               Treatment of Materiality

For purposes of Article 9, in determining the amount of Losses related to a breach of a representation and warranty (but not, for the purposes of clarity, in determining whether or not a breach of a representation and warranty has occurred), such representation and warranty shall be read without regard to any materiality or Material Adverse Effect type qualifier contained therein.

ARTICLE 10

ADDITIONAL AGREEMENTS

10.1                        Covenant Not to Compete; Non-Solicitation.

(a)                                 Non-Competition

The Seller acknowledges that an important part of the benefit that the Buyer will receive in connection with this Agreement is the ability to carry on the Business Product Lines free from competition by the Seller and its Common Controlled Affiliates for a certain period of time.  In order that the Buyer may enjoy such benefits, the Seller agrees that for a period of five (5) years from and after the Closing Date (the “Restricted Period”), the Seller and its Common Controlled Affiliates will not, except as stated in this Section 10.1(a), (i) manufacture, market or sell anywhere in the world, directly or indirectly, any products that compete with the Microspheres Products or (ii) manufacture, market or sell anywhere in the United States or Canada, directly or indirectly, any non-adhesive products that compete as industrial chemical Intermediates with the Polyurethane Intermediates or (iii) manufacture, market or sell anywhere in the United States or Canada, directly or indirectly, formulated products that (x) substitute or compete with

Polyurethane Intermediates anywhere in the United States or Canada or (y) disrupt the demand for Polyurethane Intermediates of any persons who were customers of the Polyurethane Intermediate Line in the United States and Canada that are identified on Schedule A; provided, however, that the Seller and its Common Controlled Affiliates (A) may own as an investment, directly or indirectly, securities of any corporation or other entity which are publicly traded if the Seller and its Common Controlled Affiliates do not, directly or indirectly, beneficially own three percent (3%) or more of the outstanding shares of such entity; (B) shall have the ability to perform their respective obligations to the Buyer under any of the Ancillary Documents, including the Supply and Services Agreements, (C) shall have the right to market and sell products that use or otherwise incorporate microspheres (including microspheres that have been coated or otherwise treated), (D) shall have the right to sell microspheres to the customers and for the applications set forth on Exhibit I, (E) shall have the right to acquire, produce or manufacture chemical Intermediates, including the Polyurethane Intermediates, solely for their own use, including without limitation incorporating such products in products manufactured, marketed and sold by Seller and its Common Controlled Affiliates outside of the Polyurethane Intermediates Line, and (F) shall have the ability to engage in any acquisition of any Person or all or substantially all of a business enterprise (in each case, the “Target”) that includes, as an ancillary business, a business that manufactures, markets or sells products that compete with the Microspheres Products throughout the world or with the Polyurethane Intermediates in North America (a “Competing Business”), provided that such Competing Business generated no more than the lesser of (1) two million dollars ($2,000,000.00) in aggregate gross sales or (2) ten percent (10%) of its average annual total gross sales, in each case  during its most recent three completed financial years ended prior to such acquisition.  In the event that the Seller consummates the acquisition of a Competing Business during the Restricted Period which exceeds the lesser of the immediately preceding amounts, the Seller and its Common Controlled Affiliates shall within sixty (60) days of the completion of the acquisition, notify the Buyer in writing of such acquisition and offer to sell the Competing Business to the Buyer at a price and on terms which are no less favorable than the price and terms upon which the Seller and its Common Controlled Affiliates acquired the Target.  For the purposes of this Section 10.1(a), the sale price to be offered to the Buyer shall be determined as the pro rata percentage of gross annual revenues for the most recent three (3) completed financial years ended prior to such acquisition represented by the Competing Business over the entire gross revenues of the Target for the same period, multiplied by the aggregate purchase price paid by the Seller and its Common Controlled Affiliates for the Target.  If either (x) the Buyer shall fail to respond to such offer or shall decline in writing to proceed with the purchase of such interest at such price and terms within sixty (60) days after the date of the delivery of such written notice to the Buyer or (y) the Buyer and the Seller or its Common Controlled Affiliates shall fail to agree on a definitive and binding agreement containing all terms and conditions for the purchase and sale of such interest within six (6) calendar months after the date on which the

Seller or its Common Controlled Affiliates delivered such written notice and offer, then the Seller or its Affiliates shall be free to retain its interest in the Competing Business.

(b)                                 Non-Solicitation

Except as provided below, for a period of five (5) years from and after the Closing Date, the Seller shall not, directly or indirectly, hire any Transferred Employee or solicit or otherwise encourage any Transferred Employee to leave his or her employment with the Buyer, without the express prior written consent of the Buyer; provided, however, that nothing in this Section 10.1(b) shall prohibit any member of the Seller Group from (i) placing in general circulation any solicitation for employment (including by way of a search firm) not specifically directed towards such employees or the geographic area in which such employees are employed or (ii) soliciting or hiring any Transferred Employee whose employment has been terminated by the Buyer.

(c)                                  Severability

In the event that any portion of this Section 10.1 should be found by a court of competent jurisdiction to be invalid or unenforceable because of public policy or for any similar reason, such court shall be authorized by the parties to exercise its discretion in reforming such portion for the purpose of affording and granting the broadest protection under this Section 10.1 which such court deems permissible and enforceable under the circumstances.  The covenant contained in this Section 10.1 shall be construed as independent of any other provision of this Agreement and the unenforceability of one provision shall not affect the remaining covenants.  It is agreed by the parties that the covenants contained in this Section 10.1 are necessary for the legitimate business interests of the Buyer and impose a reasonable restraint on the Seller in light of the activities and business of the Buyer on the date of the execution of this Agreement and on the Closing Date.

(d)                                 Acknowledgements

The parties acknowledge that the license of the Licensed Know How (as that term is defined in the License Agreement) granted by the Seller under the License Agreement with respect to the Polyurethane Intermediates Line is worldwide, and that the Buyer is not restricted under the License Agreement from using the Licensed Know How to sell Polyurethane Intermediates in areas outside of the United States and Canada. The Buyer understands that Seller and its Common Controlled Affiliates operate, and will continue to operate, an adhesives, sealants and coatings business throughout the world through which they manufacture, market and sell formulated polyurethane products for end applications as adhesives, sealants and coatings. Seller’s Common Controlled Affiliates do not presently operate, and do not have a present intention of operating, a strategic line of business for the manufacture and sale of non-adhesive chemical Polyurethane

Intermediates outside of the United States and Canada; however, Seller acknowledges, and Buyer understands, that in the course of operating its existing businesses, Seller’s Common Controlled Affiliates from time to time may procure, manufacture and/or sell Polyurethane Intermediates outside of the United States and Canada in response to opportunities as they arise but that, as of the date hereof, such activities are non-strategic and generally engaged in for capacity utilization purposes or on inquiries from third parties.  For the avoidance of doubt, nothing in this Section 10.1(a) shall limit Seller’s Common Controlled Affiliates’ rights to continue to own and operate such businesses outside of the United States and Canada.

10.2                        Use of Excluded Trademarks After the Closing

(a)                                 General

The Buyer acknowledges and agrees that the Seller shall retain all rights to use the Excluded Trademarks.  Except as otherwise provided in this Section 10.2, after the Closing Date the Buyer will not use, and will cause its Affiliates to refrain from using, the Excluded Trademarks or any name that is confusingly or colorably similar to any Excluded Trademark as part of any trademark, trade name, service mark, internet domain name, website or otherwise.

(b)                                 Transferred Inventory, Packaging Materials and Technical Documentation

After the Closing Date, the Buyer shall have the right, solely in connection with its conduct of the Business Product Lines, to sell existing stocks of finished Products included in the Transferred Inventory, or in inventory of the Polyurethane Intermediate Line existing on the Closing Date and sold to Buyer pursuant to the Polyurethane Supply and Service Agreements, in each case which bear Excluded Trademarks, and to use any existing stocks of packaging, labeling, canisters and containers that display the Excluded Trademarks as well as technical data sheets and any similar materials included in the Transferred Records that bear the Excluded Trademarks until the earlier of (i) the date such existing stocks are exhausted or (ii) the expiration of three (3) months following the Closing Date.  After the expiration of such three (3) month period, the Buyer shall remove any reference to the Excluded Trademarks from any such remaining stocks or (to the extent such removal is impossible or impracticable) place stickers on any such remaining stocks in a manner reasonably satisfactory to the Seller that obscures any reference to the same originating from or being connected with the Seller Group or that otherwise makes it clear that the Business Product Lines are no longer owned by or affiliated with the Seller Group.

(c)                                  Promotional Materials

The Buyer shall not use any sales or promotional materials, catalogues or advertising literature included in the Transferred Records after the Closing Date unless the Buyer shall first have removed therefrom any reference to the Excluded

Trademarks, provided that if such promotional or other materials cannot practicably be changed so as to remove any such reference to the Excluded Trademarks, such materials may be used solely in connection with the Business Product Lines for a period of up to three (3) months after the Closing Date, provided in such case that such materials shall have been modified in a manner reasonably satisfactory to the Seller to make it clear that the Business Product Lines are no longer owned by or affiliated with the Seller Group.

10.3                        Confidentiality

(a)                                 As used in this Section 10.3, the “Confidential Information” of a party shall mean all information concerning or related to the business, operations, financial condition or prospects of such party or any of its Affiliates, regardless of the form in which such information appears and whether or not such information has been reduced to a tangible form, and shall specifically include (i) all information regarding the officers, directors, employees, equity holders, customers, suppliers, distributors, sales representatives and licensees of such party and its Affiliates, in each case whether present or prospective, (ii) all inventions, discoveries, trade secrets, processes, techniques, methods, formulae, ideas and know-how of such party and its Affiliates, (iii) all financial statements, audit reports, budgets and business plans or forecasts of such party and its Affiliates and (iv) any information disclosed under the Existing Confidentiality Agreement; provided, however, that the Confidential Information of a party shall not include (y) information which is or becomes generally known to the public through no act or omission of the other party or (z) information which has been or hereafter is lawfully obtained by the other party from a source other than the party to whom such Confidential Information belongs (or any of its Affiliates or their respective officers, directors, employees, equity holders or agents) so long as, in the case of information obtained from a third party, such third party was or is not, directly or indirectly, subject to an obligation of confidentiality owed to the party to whom such Confidential Information belongs or any of its Affiliates at the time such Confidential Information was or is disclosed to the other party.

(b)                                 Except as otherwise permitted by subsection (c) below, each party agrees that it will not, without the prior written consent of the other party, disclose or use for its own benefit any Confidential Information of the other party.

(c)                                  Notwithstanding subsection (b) above, each of the parties shall be permitted to:

(i)            disclose Confidential Information of the other party to its officers, directors, employees, equity holders, lenders, agents and Affiliates, but only to the extent reasonably necessary in order for such party to perform its obligations and exercise its rights and remedies under this Agreement, and such party shall take all such action as shall be necessary or desirable in order to ensure that each of such Persons maintains the confidentiality of any Confidential Information that is so disclosed;

(ii)           make additional disclosures of or use for its own benefit Confidential Information of the other party, but only if and to the extent that such disclosures or use are specifically contemplated by this Agreement; and

(iii)          disclose Confidential Information of the other party to the extent, but only to the extent, required by Law; provided, that prior to making any disclosure pursuant to this subparagraph, the disclosing party shall notify the affected party of the same, and the affected party shall have the right to participate with the disclosing party in determining the amount and type of Confidential Information of the affected party, if any, which must be disclosed in order to comply with Law.

(d)                                 In the event that this Agreement is terminated at any time pursuant to Section 11.5 hereof, the Existing Confidentiality Agreement shall continue in full force and effect for the term specified therein.  In the event the Closing takes place in accordance with this Agreement, such Existing Confidentiality Agreement shall be deemed terminated and of no further force and effect, other than the non-solicitation obligations of the Buyer thereunder which shall survive for the term specified therein for such obligations (which the Buyer hereby accepts and acknowledges as its own obligations to the extent the Existing Confidentiality Agreement was signed by an Affiliate of the Buyer or a representative of the Buyer rather than the Buyer itself), and the provisions of this Section 10.3 shall thereafter govern the confidentiality obligations of the parties hereto with respect to Confidential Information.

(e)           With respect to Confidential Information regarding any business of the Seller Group other than the Business Product Lines, or any products of the Seller Group other than the Products, notwithstanding any other agreement between the Seller and the Buyer, the Buyer shall hold all such Confidential Information in confidence and shall not use or disclose it for any purpose at any time.  This provision shall survive indefinitely the expiration or termination of this Agreement and the Closing of the transactions contemplated hereby.

10.4                        Access to Records

(a)                                 For a period of three (3) years after the Closing, the Seller shall have reasonable access to all of the books and records of the Business Product Lines with respect to periods prior to the Closing Date that are held by the Buyer to the extent that such access may reasonably be required by the Seller in connection with matters relating to or affected by the operations of the Business Product Lines prior to the Closing Date.  The Buyer shall afford such access upon receipt of reasonable advance notice and during normal business hours.  The Buyer shall permit the Seller to make copies of such books and records at the Seller’s expense.  Notwithstanding the foregoing and the consummation of the transactions contemplated hereby, the Seller may retain copies of certain financial, Tax and personnel records and files with the consent of the Buyer (which consent shall not be unreasonably withheld).  The Seller shall be solely responsible for any costs or expenses incurred by it pursuant to this Section 10.4(a).  If the Buyer wishes to dispose of any of such books and records prior to the expiration of such three (3) year period, the Buyer shall, prior to such disposition, give the Seller a reasonable opportunity, at the Seller’s expense, to segregate and remove such books and records as the Seller may elect.

(b)           For a period of three (3) years after the Closing, the Buyer shall have reasonable access to all of the books and records relating to the Business Product Lines which the Seller may retain after the Closing Date.  Such access shall be afforded by the Seller upon receipt of reasonable advance notice and during normal business hours.  The Seller shall permit the Buyer to make copies of such books and records at the Buyer’s expense.  The Buyer shall be solely responsible for any costs and expenses incurred by it pursuant to this Section 10.4(b).  If the Seller shall desire to dispose of any of such books and records prior to the expiration of such three (3) year period, the Seller shall, prior to such disposition, give the Buyer a reasonable opportunity, at the Buyer’s expense, to segregate and remove such books and records as the Buyer may elect.

10.5                        Litigation Support

In the event and for so long as the Seller actively is contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand involving the Business Product Lines or in connection with any transaction contemplated under this Agreement, the Buyer will cooperate to the extent requested by the Seller with the contesting or defending of the contest or defense, make available its personnel, and provide such testimony and access to its books and records as shall be necessary in connection with the contest or defense, all at the sole cost and expense of the Seller (unless the Seller is entitled to indemnification therefor under Article 9).

10.6                        Wrong Pockets; Referrals; Administration of Receivables

To the extent that it is determined following the Closing that (a) any asset intended hereunder to be a Transferred Asset and to transfer to the Buyer at the Closing was not so transferred, such asset shall promptly be transferred in accordance with the terms of this Agreement, or (b) any asset intended hereunder to have been an Excluded Asset or otherwise intended not to transfer to the Buyer at the Closing was so transferred, the Buyer shall promptly re-transfer such asset to the Seller, in each case without additional consideration. The Seller and the Buyer shall each attempt in good faith to direct or deliver to the other all incoming mail, telephone or other communications or deliveries which are not received by the appropriate party (that is, the Buyer in the case of matters or materials pertaining to the Business Product Lines or the Transferred Assets or the Seller in the case of matters or materials pertaining to any other business of the Seller Group or to Excluded Assets or Retained Liabilities).  Without limiting the generality of the foregoing, the Buyer shall, subsequent to the Closing Date, forward to the Seller any payments received by the Buyer from customers for products invoiced or shipped by the Seller to such customers prior to the Effective Time; and the Seller shall do likewise for the benefit of the Buyer with respect to any payments received by the Seller from customers for sales made by the Buyer subsequent to the Effective Time.

10.7                        Public Announcements

Neither party will issue any press release or other public announcement with respect to this Agreement or the transactions contemplated hereby without the prior written approval of the other party, unless such press release or public announcement is required by Law; provided, however, that the parties shall be permitted to disclose any material term of this Agreement in its reasonable discretion in response to analysts’ and other media inquiries or as necessary to comply with applicable accounting standards and policies or the requirements of any applicable securities exchange.  If any such press release or public announcement is determined to be required by Law, the party required to issue the same agrees to give the other party prior notice and an opportunity to comment on the proposed press release or public announcement and to obtain such other party’s prior written approval of the proposed press release or public announcement, such approval not to be unreasonably withheld, conditioned or delayed.

10.8                        Termination of Insurance

The Buyer acknowledges that the Seller Group’s insurance policies shall cease to provide coverage for the Transferred Assets and liabilities of the Business Product Lines effective at the Closing Date, and the Buyer acknowledges and agrees that it shall not have any right to make a claim under any such policy after the Closing Date.

10.9                        Further Assurances

After the Closing, and without limitation of any other provision of this Agreement, each party shall take or cause to be taken such further actions and execute, acknowledge and deliver, or cause to be executed, acknowledged and delivered such further documents as may be necessary or reasonably requested by the other party in order to effectuate the intent of this Agreement and to provide such other party with the benefits of this Agreement.

ARTICLE 11

MISCELLANEOUS

11.1                        Expenses

Each of the parties hereto shall pay its own legal, accounting and other fees and expenses incurred in connection with the preparation, execution and delivery of this Agreement and all documents and instruments executed pursuant hereto and the consummation of the transactions contemplated hereby, and any other costs and expenses incurred by such party, including without limitation any legal and accounting fees, except as otherwise expressly set forth herein.

11.2                        Bulk Transfer Laws

The Buyer and the Seller hereby waive compliance with the provisions of any so-called “bulk transfer law” of any jurisdiction in connection with the sale of the Transferred Assets to the Buyer.

11.3                        Notices

Any notice or other communication given under this Agreement shall be in writing and shall be (a) sent by FedEx or similar recognized overnight prepaid delivery service or (b) sent by facsimile transmission, provided that telephonic confirmation of receipt is obtained promptly after completion of transmission or (c) mailed by first class mail, registered or certified, postage prepaid.  Such notice shall be deemed to have been duly given (i) on the Business Day after dispatch by recognized overnight prepaid delivery service, if sent in such manner, (ii) on the date of facsimile transmission, if so transmitted or (iii) on the fifth (5th) day after mailing, if mailed by first class mail, registered or certified, postage prepaid.  Notices or other communications shall be directed to the following addresses:

Notices to the Seller:

Henkel Corporation
One Henkel Way
Rocky Hill, CT 06067
Attention:  Joseph DeBiase, Senior Vice President - Sales
Facsimile No.:  (860) 571-5305

with copies to:

Henkel Corporation
One Henkel Way
Rocky Hill, Connecticut 06067
Attention: Chief Legal Officer
Facsimile No.: (860) 571-5028

and

Cohen & Grigsby, P.C.
625 Liberty Avenue
Pittsburgh, PA  15222-3152
Attention:  Christopher Carson
Facsimile No.:  (412) 209-0672

Notices to the Buyer:

Chase Corporation
295 University Avenue
Westwood, MA  02090

Attn:  Chief Executive Officer
Facsimile No.:  (781) 332-0701

with copies to:

Choate, Hall & Stewart, LLP
Two International Place
Boston, MA  02110
Attn:  Charles J. Johnson
Facsimile No.:  (617) 502-4020

Either party may, by notice given in accordance with this Section 11.3, specify a new address for notices under this Agreement.

11.4                        Entire Agreement

This Agreement shall include the recitals and all Exhibits and Schedules attached hereto, and together with the Ancillary Documents and, subject to Section 10.3(a) and (d), the Existing Confidentiality Agreement, shall constitute the entire agreement and understanding between the parties with respect to the subject matter hereof and thereof, superseding all other prior and contemporaneous agreements and understandings, oral or written, with respect to such subject matter.

11.5                        Termination

Notwithstanding anything to the contrary contained herein, this Agreement may be terminated at any time before the Closing:

(a)                                 by mutual written consent of the Seller and the Buyer;

(b)                                 by either the Seller or the Buyer if the Closing shall not have occurred by March 31, 2015, provided that the right to terminate this Agreement under this Section 11.5(a) shall not be available to a party whose breach of a representation, warranty, covenant or agreement under this Agreement has been the cause of or resulted in the failure of the Closing to occur on or before such date.

11.6                        Effect of Termination

If this Agreement is terminated pursuant to Section 11.5(a) above, this Agreement shall become void and of no further force and effect (except as provided in the last sentence of this Section 11.6), and neither party (nor its Affiliates, directors, shareholders, officers, employees, agents, consultants, attorneys-in-fact or other representatives) shall have any liability in respect of such termination.  No termination of this Agreement pursuant to Section 11.5(b) above shall affect or diminish any rights accruing to either party pursuant to this Agreement at or prior to such termination, and if there has been a breach of this Agreement, the breaching party shall remain liable to the other party on account of such breach and the non-breaching party shall retain all rights inequity or Law arising as a result of such breach.  This provision shall not affect or diminish any rights which by their terms survive termination of this Agreement.

11.7                        Amendment; Waiver

This Agreement may be amended only in a writing signed by both parties hereto.  Any provision of this Agreement may be waived only in a writing signed by an authorized representative of the waiving party.  The failure in any one or more instances of a party to insist upon performance of any of the terms, covenants or conditions of this Agreement, to exercise any right or privilege conferred in this Agreement, or the waiver by said party of any breach of any of the terms, covenants or conditions of this Agreement, shall not be construed as a further, continuing or subsequent waiver of any such terms, covenants, conditions, rights or privileges, or as a breach of any other term, covenant, condition, right or privilege hereunder, but the same shall continue and remain in full force and effect as if no such forbearance or waiver had occurred.  No course of dealing between the parties shall be effective to amend or waive any provision of this Agreement.

11.8                        Binding Effect; Third Party Rights

This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns.  This Agreement is for the sole benefit of the Seller and the Buyer and except as may be otherwise specifically provided, nothing herein expressed or implied shall confer or be construed to confer any legal or equitable rights hereunder on any other Person.  Nothing in this Agreement is intended to relieve or discharge the obligations or liability of any other Person to the Seller or the Buyer.  No provision of this Agreement shall give any third persons any right of subrogation or action over or against the Seller or the Buyer.

11.9                        Severability

In the event that any provision contained in this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any jurisdiction, such provision shall be reformed so as to be valid, legal and enforceable to the maximum extent permitted in such jurisdiction and otherwise shall be ineffective as to such jurisdiction to the extent of such invalidity, illegality or unenforceability, in either case without invalidating or affecting the remaining provisions hereof or affecting the validity, legality or enforceability of such provision in any other jurisdiction.

11.10                 Assignment

Each party’s rights under this Agreement may not be assigned in whole or in part to any third party, nor may its obligations hereunder be delegated and assumed in whole or in part by any third party, without the prior written consent of the other party, except that the Buyer may assign its rights hereunder (a) to an Affiliate, (b) to any Person providing secured financing in connection with the transactions contemplated hereby as collateral security for such financing provided that no such assignment shall reduce or otherwise vitiate any of the obligations of the Buyer hereunder or (c) to a purchaser of a substantial portion of the Business Product Lines.  Any purported assignment made in contravention of this Section 11.10 shall be null and void and of no force or effect.

11.11                 Affiliates; Common Controlled Affiliate; Persons

For purposes of this Agreement, (a) an “Affiliate” of a party means any Person directly or indirectly controlling, controlled by or under common control with such party and, in the case of the Seller, shall include a Common Controlled Affiliate, (b) a “Common Controlled Affiliate”  of the Seller means any entity a majority of the voting shares of which is owned directly or indirectly by Henkel AG & CO. KGaA and (c) “Person” means any individual, corporation, limited liability company, partnership, joint venture, trust, association, joint-stock company, unincorporated organization or other entity, any domestic or foreign national, state, multi-state or municipal or other local government or any subdivision, agency, commission or authority thereof, or any quasi-governmental or private body exercising any regulatory or taxing authority.  For purposes of the preceding sentence, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any entity or organization, shall mean the possession, directly or indirectly, of the power (i) to vote more than 50% of the securities having ordinary voting power for the election of directors of the controlled entity or organization, or (ii) to direct or cause the direction of management and policies of the controlled entity or organization, whether through the ownership of voting securities or by contract or otherwise.

11.12                 Governing Law and Jurisdiction

This Agreement shall be construed, performed and enforced in accordance with, and governed by, the internal laws of the State of Delaware, without giving effect to the principles of conflicts of laws thereof.  The parties hereto irrevocably elect as the sole judicial forum for the adjudication of any matters arising under or in connection with this Agreement and the Ancillary Documents, and consent to the jurisdiction of, the United States District Court for the District of Delaware or in the courts of the State of Delaware.  Notwithstanding the foregoing, in no event shall Henkel AG & Co. KGaA be subject to the jurisdiction of any court, federal or state, located in the United States.  To the extent that any action is brought under this Agreement or under any Ancillary Document which relates in any manner to rights or obligations of Henkel AG & Co. KGaA, the Seller shall automatically become the assignee of Henkel AG & Co. KGaA for all such purposes to enforce such rights, and the designee for all such purposes to perform such obligations, and the Buyer (on behalf of itself and any Buyer Indemnitee) agrees to look solely to the Seller for the enforcement of any such obligations.

11.13                 Interpretation

In this Agreement, unless the context requires otherwise:

(a)                                 the meaning assigned to each term defined herein shall be equally applicable to both the singular and the plural forms of such term and vice versa, and words denoting either gender shall include both genders and the neuter gender as the context requires. Where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning;

(b)           the terms “hereof”, “herein” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement;

(c)                                  when a reference is made in this Agreement to an Article, Section, Exhibit or Schedule, such reference is to an Article, Section, Exhibit or Schedule to this Agreement unless otherwise specified;

(d)           the words “include”, “includes”, and “including” when used in this Agreement shall be deemed to be followed by the words “without limitation”, unless otherwise specified;

(e)                                  a reference to a party to this Agreement or any other agreement or document shall include such party’s predecessors, successors and permitted assigns;

(f)                                   captions are for purposes of reference only and shall not limit or otherwise affect the interpretation hereof; and

(g)                                 a representation and warranty made to “the knowledge of the Seller” or “to the best of the Seller’s knowledge” or words of like import shall be deemed to be breached only if the individuals set forth on Schedule 11.13(g) had actual knowledge of the falsity of such representation or of the breach of such warranty.

The parties have participated jointly in the negotiation and drafting of this Agreement. Any rule of construction or interpretation otherwise requiring this Agreement to be construed or interpreted against any party by virtue of the authorship of this Agreement shall not apply to the construction and interpretation hereof.

11.14                 Counterparts; Facsimile Signature

This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  Any counterpart of this Agreement may be executed by facsimile or electronic signature, and delivery of such counterpart shall be deemed to be an original.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first set forth above with the intent to be legally bound.

HENKEL CORPORATION

By:	/s/ Jeffrey Piccolomini
	Name:	Jeffrey Piccolomini
	Title:	President and Chief Financial Officer

By:	/s/ Jeffrey B. Ross
	Name:	Jeffrey B. Ross
	Title:	Vice President, AG SBU, General Industry

CHASE CORPORATION

By:	/s/ Adam P. Chase
	Name:	Adam P. Chase
	Title:	President & Chief Operating Officer